Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

SOCIAL LEVERAGE ACQUISITION CORP I,

SLAC MERGER SUB, INC.

AND

W3BCLOUD HOLDINGS INC.

Dated as of July 31, 2022

i

EXHIBITS

A	Form of Registration Rights Agreement
B	Form of Voting Agreement
C	Allocation Schedule
D	Form of Amended Parent Certificate of Incorporation
E	Form of Amended Parent Bylaws
F	Directors
G	Form of Additional Parent Warrant Agreement
H	Illustrative Calculation of the Capitalization of Parent
I	Form of Parent LTIP
J	Form of Parent ESPP

SCHEDULES

A	Supporting Equityholders
B	Company Knowledge Persons
C	Parent Knowledge Persons

BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT, dated as of July 31, 2022 (this “Agreement”), by and among Social Leverage Acquisition Corp I, a Delaware corporation (“Parent”), SLAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and W3BCLOUD Holdings Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties.”

RECITALS

WHEREAS, Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a direct, wholly-owned subsidiary of Parent formed solely to effect the transactions contemplated hereby;

WHEREAS, the Parties desire that, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent and (ii) Parent will change its name to W3BCLOUD, Inc.;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Merger, and (b) recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Merger, by the Company Holders entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and Parent (as the sole stockholder of Merger Sub) and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Merger, and (b) recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Merger, by Parent (as the sole stockholder of Merger Sub);

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Parent and its stockholders and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Merger, and (b) recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Merger, by the stockholders of Parent entitled to vote thereon;

WHEREAS, at the Effective Time, Parent shall (a) adopt the Amended Parent Bylaws and (b) adopt, subject to obtaining the Required Parent Stockholder Approval, the Amended Parent Certificate of Incorporation and, to provide for, among other things, (i) an increase in the number of authorized shares of Parent Class A Common Stock and Parent Class B Common Stock, and (ii) the implementation of a new dual class structure in order to provide that Parent Class B Common Stock will have the same economic terms as Parent Class A Common Stock, but will carry increased voting rights in the form of ten (10) votes per share as provided in the Amended Parent Certificate of Incorporation;

WHEREAS, concurrently with the execution of this Agreement, each Company Holder, as well as each other equityholder of the Company or of W3BCLOUD Limited listed on Schedule A attached hereto (collectively, the “Supporting Equityholders”), has duly executed and agreed to be bound by a transaction support agreement (the “Transaction Support Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (A) each such Supporting Equityholder has agreed to, among other things, (a) enter into at the Closing certain of the Transaction Documents, (b) not to effect any sale, distribution or disposal of Equity Interests held by such Supporting Equityholders subject to the terms described therein and (c) take, or cause to be taken, any actions necessary or advisable to support the termination of certain agreements to be terminated effective as of the Closing, and (B) W3BCLOUD Nominees Limited (as holder of the B Ordinary Shares) has agreed to exchange the B Ordinary Shares held by it for shares of Company Common Stock;

WHEREAS, in connection with the Closing, Parent, equityholders of the Company and certain stockholders of Parent shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”);

WHEREAS, in connection with the execution of this Agreement, Parent, Social Leverage Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), Parent’s directors and officers and the Company have each duly executed and agreed to be bound by a letter agreement (the “Sponsor Letter Agreement”), whereby, among other things, (a) Sponsor and certain directors and officers of Parent have agreed to vote any Parent Shares held by such person in favor of the proposals set forth in the Proxy Statement, (b) Sponsor and Parent’s directors and officers have agreed not to redeem any Parent Shares in connection with such approval or Parent’s stockholder redemptions, (c) Sponsor has agreed that, in connection with the Merger and on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, a portion of Sponsor’s Parent Shares will be subject to a deferred vesting schedule and (d) Sponsor has, solely in the circumstances described in the Sponsor Letter Agreement, agreed to forfeit a number of its shares of Parent Class B Common Stock;

WHEREAS, in connection with the Closing, Parent and certain equityholders of the Company will enter into a Voting Agreement substantially in the form attached hereto as Exhibit B (the “Voting Agreement”), whereby among other things, certain equityholders will be provided with certain governance rights in the event their ownership of Parent exceeds certain thresholds;

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that the Merger constitute a tax-free reorganization under Section 368 of the Code and, together with the Private Placements (as defined below) and relevant issuances of Parent equity pursuant to the Transaction Financing (as defined below), constitute a tax-deferred exchange within the meaning of Section 351(a) of the Code (the “Intended U.S. Tax Treatment”) and that this Agreement be adopted as a “plan of reorganization” within the meaning of Section 368 of the Code;

WHEREAS, on or prior to the date hereof (a) W3BCLOUD Partners Limited entered into commitment letters, substantially in the form as agreed to between Parent and the Company (the “Commitment Letters”), pursuant to which certain investors agreed to make a PIPE Investment, and (b) the Company entered into an Ancillary Agreement to the Stockholders Agreement, substantially in the form as agreed to between Parent and the Company (the “Ancillary Agreement to the Stockholders Agreement”) with ConsenSys AG, Halo Holdings Limited and Advanced Micro Devices Inc. (“AMD”), pursuant to which AMD agreed to, among other things, make a PIPE Investment, in an aggregate amount which, (a) and (b) taken together, equals $50,000,000 in one or more private placements (such placements, the “Private Placements” and such securities issued, the “Private Placement Securities”), such investments to be consummated at or prior to the Closing; and

WHEREAS, concurrently with the execution of this Agreement, the Founders have entered into employment agreements with Parent, which employment agreements shall become effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” or “Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Company Consideration” means an aggregate number of shares of Parent Class A Common Stock and shares of Parent Class B Common Stock equal to the Company Equity Value divided by ten dollars ($10.00) and rounded down to the nearest whole number of shares of Parent Class A Common Stock and Parent Class B Common Stock, to be issued and allotted among the Company Holders in the manner provided in Section 2.01 and as to be set out in the Allocation Schedule.

“Al Masar” means Al Masar International Investment of P.O. Box 62676, Abu Dhabi, United Arab Emirates.

“Ancillary Agreements” means the Registration Rights Agreement, the Transaction Support Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Additional Parent Warrant Agreement and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) Criminal Justice (Corruption Offences) Act 2018 of Ireland, (d) anti-bribery legislation promulgated by the European Union and implemented by its member states, (e) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (f) similar Laws applicable to the Company or any Company Subsidiary from time to time.

“Anti-Money Laundering Laws” means all laws, rules, regulations, and guidance (having the force of law) of any jurisdiction applicable to the Parties concerning terrorist financing or money laundering, including, to the extent applicable, related provisions of the Money Laundering Control Act of 1986, the USA PATRIOT Act, the Bank Secrecy Act, and the European Union anti-money laundering regulation and directives, as implemented.

“B Ordinary Shares” means the B ordinary shares, nominal value $0.001, in the capital of W3BCLOUD Limited.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

“Business IP” means all Company-Owned IP and all other Intellectual Property used or held for use by the Company or any Company Subsidiary.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), any current federal, state or local Laws or guidance relating to the COVID-19 pandemic and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed on August 8, 2020, Notice 2020-65, Notice 2021-11 and the Consolidated Appropriations Act, 2021.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of Parent and its subsidiaries, taken as a whole, other than such a sale to a Person or “group” (as defined in the Exchange Act) in which the holders of Parent Shares, directly or indirectly (including through Affiliates), beneficially or of record, own a majority of the combined voting securities.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock Price” means the share price equal to the volume weighted average closing sale price of one share of Parent Class A Common Stock as reported on the Stock Exchange (or any other exchange on which the Parent Class A Common Stock is then listed) for at least twenty (20) trading days out of a period of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into shares of Parent Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock).

“Company Al Masar Note Instrument” means that certain instrument created by W3BCLOUD Limited on 14 November 2019 constituting the Company Al Masar Notes.

“Company Al Masar Notes” means W3BCLOUD Limited’s eight percent (8%) Fixed Rate Unsecured Loan Notes constituted by the Company Al Masar Note Instrument.

“Company Al Masar Warrant” means the option of the holder of the Company Al Masar Notes to subscribe for up to $100,000 in shares of W3BCLOUD Limited pursuant to the terms of the Company Al Masar Note Instrument.

“Company AMD Convertible Notes” means W3BCLOUD Limited’s five percent (5%) Fixed Rate Unsecured Convertible Notes, which shall be repaid in full in connection with, and subject to the consummation of, the Closing on the Closing Date.

“Company AMD Note Amendment” means that certain amendment to the Company AMD Convertible Notes, dated as of July 13, 2022, entered into in connection with the amendment to the terms of the Company AMD Convertible Notes.

“Company Class A Common Stock” means the class A common stock, par value $0.001 per share, of the Company.

“Company Class A Per Share Consideration” means a number of shares of Parent Class A Common Stock equal to (a) the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of Company Class A Common Stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company Common Stock issued and outstanding at the Effective Time, divided by (b) the number of shares of Company Common Stock issued and outstanding at the Effective Time.

“Company Class B Common Stock” means the class B common stock, par value $0.001 per share, of the Company.

“Company Class B Per Share Consideration” means a number of shares of Parent Class B Common Stock equal to (a) the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of Company Class B Common Stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of Company Common Stock issued and outstanding at the Effective Time, divided by (b) the number of shares of Company Common Stock issued and outstanding at the Effective Time.

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Convertible Note Agreement” means one or more convertible note agreements entered into by the Company between the date of this Agreement and Closing, pursuant to which the holders of the Company Private Raise Convertible Notes shall be entitled to convert such notes into Company Class A Common Stock immediately prior to the Merger, or, at the option of such holders, be exchanged for the Private Placement Securities or the securities to be issued in a Transaction Financing.

“Company Debt” means the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage costs and other related fees or liabilities payable as a result of the prepayment thereof or the consummation of the Transactions) arising under, any obligations of the Company or any Company Subsidiary consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) all obligations under currency swap, interest rate hedge, or other hedging agreements or arrangements, (d) all obligations under any drawn letters of credit or under performance bonds, bankers’ acceptances, surety bonds, or similar arrangements designed to ensure a creditor against loss, (e) all obligations for the deferred purchase price of assets, property, or services (excluding trade payables and other current liabilities incurred in the ordinary course of business), (f) all earn out obligations with respect to business acquisitions prior to the Closing, (g) all obligations as lessee under-capitalized, (h) liabilities arising from cash/book overdrafts and (i) all guarantees of any third party in respect of any of the foregoing, in each case, as at the Closing; provided, however, that in no event shall Company Debt include the Company Notes.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company in connection with this Agreement.

“Company Equity Value” means $1,100,631,349.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company, any Company Subsidiary or any of their respective Affiliates in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of their respective covenants or agreements in this Agreement or any other Transaction Document or the consummation of the Transactions contemplated hereby or thereby, including (a) the reasonable and documented fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, (b) the premiums, commissions and other fees paid or payable in connection with obtaining the D&O Tail, (c) except as otherwise expressly provided herein, the fees and expenses incurred in connection with obtaining the consent or approval of any person or Governmental Authority in connection with the Transactions, (d) all obligations relating to sale, transaction, change of control, “stay around”, retention or similar bonuses or payments, severance or termination payments, or other similar amounts that accelerate, accrue or become payable to, or in respect of, any current or former employee, officer, director, consultant, independent contractor or other individual service provider of the Company or any Company Subsidiary in connection with the Closing (but not as a result of any termination of employment at the direction or request of Parent or any of its Affiliates) (including the employer portion of Taxes associated with such payments) and (e) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Parent Expenses.

“Company Holders” means the holders of the shares of Company Common Stock in issue from time to time.

“Company Jupiter Convertible Note” means W3BCLOUD Limited’s five percent (5%) Fixed Rate Unsecured Convertible Note.

“Company Material Adverse Effect” means any event, circumstance, condition, occurrence, development, change or effect (collectively, “Effect”) that, individually or in the aggregate, and taken together with all other changes, has had or would reasonably be expected to have a material adverse effect upon the businesses, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, solely with respect to the foregoing clause, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any changes in applicable Law or US GAAP (after the date hereof); (b) any Effect generally affecting the industries or markets in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any U.S. or Irish governmental activity (including any COVID-19 Measures) or any defaults by the U.S. or Irish government or delays or failure to act by any Governmental Authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including with respect to COVID-19) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement or which Parent has approved, consented to or requested (or any action not taken as a result of Parent’s failure to consent to any action requiring Parent’s consent hereunder); (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or the Company Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; (g) any failure by the Company or the Company Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position for any period, or any changes in credit rating of or with respect to the Company or any Company Subsidiary, as applicable, or any of their indebtedness or securities (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect); (h) matters to the extent disclosed in the Company Disclosure Schedule and (i) the effect of any COVID-19 Measure; provided, however, that, in case of foregoing clauses (a) through (d),to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially and disproportionately affected by such Effect as compared with other participants in the industries or markets in which the Company and the Company Subsidiaries operate, the extent (and only the extent) of such adverse Effect, relative to such other participants, on the Company or any Company Subsidiary may be taken into account in determining whether there has been a Company Material Adverse Effect or whether a Company Material Adverse Effect is reasonably likely to occur. A Company Material Adverse Effect shall be measured only against past performance of the Company or any Company Subsidiary, and not against any forward-looking statements, financial projections or forecasts of the Company or any Company Subsidiary.

“Company Note Instruments” means (i) the Loan Note Instrument, dated March 24, 2020, relating to the Company AMD Convertible Notes, as amended by the Company AMD Note Amendment; (ii) the Company Al Masar Note Instrument; (iii) the Loan Note Instrument, dated December 2, 2019, as amended on March 20, 2020, February 26, 2022, June 27, 2022 and July 7, 2022, relating to the Company Jupiter Convertible Note; and (iv) any Company Convertible Note Agreement, relating to the Company Private Raise Convertible Notes, in each case as such instruments may be amended, modified, replaced or supplemented from time to time.

“Company Notes” means the unsecured notes issued by W3BCLOUD Limited or the Company, as applicable, in accordance with the Company Note Instruments, as such notes may be amended, modified, replaced or supplemented from time to time.

“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Private Raise Convertible Notes” means any convertible notes issued pursuant a Company Convertible Note Agreement between the date of this Agreement and Closing.

“Company Subsidiary” means each subsidiary of the Company.

“Company Subsidiary Equity Plan” means the W3BCLOUD Limited 2021 Share Option Plan adopted September 3, 2021 and as amended November 1, 2021.

“Company Subsidiary Options” means, as of any determination time, all options to subscribe for new B Ordinary Shares, whether or not exercisable and whether or not vested, granted under the Company Subsidiary Equity Plan.

“Conditions” means the conditions to the Transactions set forth in Article IX, and “Condition” means any one of the Conditions.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company, the Company Subsidiaries or Parent that is not already generally available to the public, and (b) any Suppliers of the Company or any Company Subsidiary or other Person and with respect to which the Company or any Company Subsidiary bound by any confidentiality agreements or other confidentiality restriction or obligation thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means the presence, transmission, or threat of a novel coronavirus, including COVID-19 or SARS-CoV-2, or any variations, evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means (a) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, lock down, closure, sequester, safety or similar applicable Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Act, or any other reasonable response to COVID-19, and (b) the reversal or discontinuation of any of the foregoing.

“Earn Out Period” means the time period between the Closing and the five (5)-year anniversary of the Closing Date.

“Employee Benefit Plan” means each (a) “employee benefit plan” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) other retirement, supplemental retirement, deferred compensation, bonus, commission, incentive compensation, profit-sharing, stock option, stock purchase, other equity or equity-based compensation arrangement, health and welfare benefit, retiree medical or life insurance, death or disability benefit, supplemental income arrangements, severance, redundancy, retention, change in control, transaction, employment, offer letter, independent contractor, consulting, fringe benefit, sick pay and vacation or other leave plans or arrangements or other employee benefit or compensation plan, program, practice, policy, agreement, or arrangement, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety.

“Equity Interests” means (a) any partnership interests, (b) any membership or limited liability company interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity (including any stock appreciation, phantom stock, profit participation or similar rights), (e) any subscriptions, calls, warrants, options, restricted stock units or commitments of any kind or character relating to, or entitling any person or entity to purchase or otherwise acquire, membership or limited liability company interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Agent” means a bank or trust company as mutually agreed to by the Parties to act as exchange agent for the payment and delivery of the Merger Consideration. If no such agreement among the Parties is reached, the Exchange Agent shall be the Continental Stock Transfer & Trust Company.

“Excluded Investor” means a competitor of the Company (as determined by the Company in good faith) or an investor whose investment in a PIPE Investment or a Transaction Financing could reasonably be expected to increase the risk of not obtaining, or the risk of materially impeding or delaying the obtaining of, any approvals from a Governmental Authority with respect to the Transactions.

“Founders” means Sami Issa and Wael Aburida.

“Fraud” means, with respect to a Person, actual, knowing and intentional fraud in the making of a representation or warranty expressly set forth in Article V or Article VI of this Agreement (as applicable); provided that Fraud shall only be deemed to exist if (a) such Person had actual knowledge (as opposed to imputed or constructive knowledge) that the representation or warranty was materially false when made, (b) such Person making such materially false representation or warranty had the specific intent to deceive another Party (or Parties) to this Agreement and to induce such Party (or Parties) to enter into this Agreement, and (c) such other Party (or Parties) justifiably relied on such materially false representation or warranty and suffered damages as a result. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, constructive fraud or any tort (including fraud) based on constructive or imputed knowledge, negligence or recklessness.

“Hazardous Substance(s)” means (a) those substances defined in or regulated as hazardous, toxic, contaminants or pollutants under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof and (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property rights or proprietary rights throughout the world, including (a) patents, patent applications, patent disclosures and industrial designs, together with all reissues, provisionals, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (collectively, “Patents”), (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all renewals, extensions, applications and registrations of any of the foregoing, together with all of the rights and goodwill associated with any of the foregoing (collectively, “Trademarks”), (c) copyrights, and other works of authorship (whether or not copyrightable), mask work rights, design rights, moral rights, whether or not registered or published, and all registrations and applications for registration, renewals and extensions thereof (collectively, “Copyrights”), (d) trade secrets, know-how (including ideas, formulas, source code, compositions, inventions (whether or not patentable or reduced to practice)), and confidential information (collectively, “Trade Secrets”), (e) database rights and rights in data, Software and other technology, (f) domain names, internet addresses and URLs and (g) any and all similar or equivalent rights arising under applicable Law.

“Jupiter” means Jupiter V LP, CO Services Cayman Limited of Willow House, PO Box 10008, Cricket Square, George Town, Grand Cayman, KY1-1001, Cayman Islands.

“Jupiter Shares” means the aggregate number of shares of Parent Class A Common Stock issuable to the holder of the Company Jupiter Convertible Note in connection with, and subject to the consummation of, the Closing on the Closing Date pursuant to the terms of the Company Jupiter Convertible Note.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge (as opposed to imputed or constructive knowledge) after reasonable inquiry of the persons listed on Schedule B, and in the case of Parent, the actual knowledge (as opposed to imputed or constructive knowledge) after reasonable inquiry of the persons listed on Schedule C; provided that, in each case, with respect to Intellectual Property, such inquiry is not required to include freedom to operate analyses, clearance searches, validity or noninfringement analyses or opinions, or any other similar analyses or opinions of counsel.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, resolution, common law, ordinance, code, edict, decree, order, judgment, rule, regulation, ruling, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority.

“Leased Real Property” means any and all of the real property leased, licensed, subleased, or otherwise used or occupied by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, right of first refusal, right of first offer, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment, proxies, voting trust or similar agreement (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other restriction attributable of ownership of any asset) or other encumbrance, restriction or limitation of any kind whatsoever that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Merger Sub Organizational Documents” means the certificate of incorporation, bylaws and other organizational documents of Merger Sub, as each may be amended, modified or supplemented from time to time.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company or any Company Subsidiary on a nonexclusive basis under standard terms and conditions for a one-time total payment of less than $100,000 or an ongoing payment of less than $25,000 per year in the aggregate.

“Open Source Software” means any Software that is distributed as “free software,” “open source software” or under licensing or distribution terms (a) that allow access to the source code of the applicable software, including the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, and the Mozilla Public License (MPL) or (b) that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Software (i) be made available or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no charge.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, dated February 11, 2021, as amended, modified or supplemented from time to time.

“Parent Class A Common Stock” means Parent’s Class A Common Stock, par value $0.0001 per share, as described in the Parent Certificate of Incorporation.

“Parent Class B Common Stock” means Parent’s Class B Common Stock, par value $0.0001 per share, as described in the Parent Certificate of Incorporation.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent in connection with this Agreement.

“Parent Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Parent or any of its Affiliates in connection with the negotiation, preparation or execution of this Agreement or any Transaction Document, the formation of Merger Sub, the performance of their respective covenants or agreements in this Agreement or any Transaction Document or the consummation of the Transactions, including any financing, legal, accounting, financial advisory, investment banking, underwriting (including deferred underwriting fees) and other advisory, transaction, agent, service provider or consulting fees, costs and expenses and any other fees, expenses, commissions or other amounts that are expressly allocated to Parent pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Parent Expenses shall not include any Company Expenses.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, and taken together with all other changes, has had or would reasonably be expected to have a material adverse effect upon the businesses, assets, financial condition or results of operations of Parent; provided, however, solely with respect to the foregoing clause, none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parent Material Adverse Effect: (a) any changes in applicable Law or US GAAP (after the date hereof); (b) any Effect generally affecting the industries or markets in which Parent operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, tariffs or trade wars, prices of any security or market index or commodity or any disruption of such markets) and stoppage or shutdown of any U.S. or Irish governmental activity (including any COVID-19 Measures) or any defaults by the U.S. or Irish government or delays or failure to act by any Governmental Authority; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including with respect to COVID-19) and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by Parent as required by this Agreement or any Transaction Document or which the Company has approved, consented to or requested (or any action not taken as a result of the Company’s failure to consent to any action requiring the Company’s consent hereunder); (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of this Agreement or the Transactions; (g) any failure by Parent to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, or any changes in credit rating of or with respect to Parent or any of its indebtedness or securities (provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Parent Material Adverse Effect); (h) matters to the extent disclosed in the Parent Disclosure Schedule and (i) the effect of any COVID-19 Measure; provided, however, that, in case of foregoing clauses (a) through (d) to the extent that Parent is materially and disproportionately affected by such Effect as compared with other “SPACs” participants in the industries in which Parent operates, the extent (and only the extent) of such adverse Effect, relative to such other participants, on Parent may be taken into account in determining whether there has been a Parent Material Adverse Effect or whether a Parent Material Adverse Effect is reasonably likely to occur.

“Parent Organizational Documents” means the Parent Certificate of Incorporation, the bylaws of Parent and the Trust Agreement, in each case, as amended, modified or supplemented from time to time.

“Parent Shares” means the outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock.

“Parent Stockholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by stockholders of Parent of the Redemption Rights.

“Parent Unit” means units of Parent consisting of one (1) share of Parent Class A Common Stock and one-fourth (1/4) of one (1) Parent Warrant.

“Parent Warrant Agreement” means that certain warrant agreement, dated as of February 11, 2021, by and between Parent and Continental Stock Transfer & Trust Company.

“Parent Warrants” means whole warrants to subscribe for shares of Parent Class A Common Stock as contemplated under the Parent Warrant Agreement, with each whole warrant exercisable for one (1) share of Parent Class A Common Stock at an exercise price of $11.50.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not, and would not, individually or in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s assets, including the Leased Real Property, that are subject thereto, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising with respect to real property in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, in each case for which appropriate reserves are being maintained, (c) Liens for Taxes not yet due and payable, or Liens that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with US GAAP, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s real property, including the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (e) non-exclusive licenses of Intellectual Property, (f) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way, in each case in respect of real property, arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, in each case to the extent the same do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the current use of the Company’s or any Company Subsidiary’s assets, including the Leased Real Property, that are subject thereto, (g) Liens that will be released prior to or as of the Closing and (h) Liens created in connection with actions permitted under Section 7.01.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) any information that, alone or in combination with other information can reasonably be used to identify an individual (e.g., name, address, telephone number, email address, financial account number or government-issued identifier), and (b) any other information that constitutes personal data or personal information under any applicable privacy or data protection Law.

“PIPE Investment” means the purchase of shares of Parent Class A Common Stock or other equity or equity-linked securities of Parent or the Company that is the product of an arm’s length transaction with a third-party investor pursuant to the Subscription Agreements.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Privacy Obligations” means (a) applicable privacy, information security and data protection Laws, (b) applicable self-regulatory standards and (c) published policies or notices of the Company and the Company Subsidiaries, in each case, to the extent related to privacy, information security, data protection or the Processing of Personal Information.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Process” or “Processing” means any operation or set of operations which is performed on data, including Personal Information or sets of Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, processing, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, safeguarding, security, disposal, erasure or destruction.

“Redemption Rights” means the redemption rights provided for in Article IX of the Parent Certificate of Incorporation.

“Registered Intellectual Property” means all social media accounts and Intellectual Property that is the subject of registration (or an application for registration), including domain names, Patents, and applications, registrations, renewals, and extensions for Trademarks and Copyrights.

“Representatives” means with respect to any person, such person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Parent Stockholder Approval” means the approval of the Parent Proposals by the affirmative vote of the holders of the requisite number of Parent Shares entitled to vote thereon, whether in person or by proxy, at a duly convened meeting of the Parent stockholders.

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, located or ordinarily resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region) or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Breach” means any (a) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Sensitive Data, (b) unauthorized or unlawful Processing, sale, or rental of Sensitive Data, (c) phishing, ransomware, denial of service (DoS) or other cyberattack that results in a monetary loss or a business disruption or (d) other act or omission that compromises the security, availability, integrity, or confidentiality of Sensitive Data.

“Sensitive Data” means (a) all Personal Information and (b) confidential or proprietary business information or trade secret information, including proprietary data.

“Software” means all computer software including firmware and middleware, in any format (including object code or source code format).

“Stock Exchange” means the New York Stock Exchange, the Nasdaq Stock Market LLC, or another national securities exchange mutually agreed to by the parties, as applicable.

“Subscription Agreements” means any subscription agreement entered into by Parent or the Company substantially in the form as agreed to between the Company and Parent.

“subsidiary” or “subsidiaries” of the Company, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in the operations of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, corporate income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any law in relation to Tax.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub or the Company in connection with the Transactions.

“Transaction Financing” means any equity or equity-linked financing of Parent that is the product of an arm’s length transaction with a third-party investor entered into between the date of this Agreement and the Closing or any non-redemption agreements from existing stockholders of Parent which may include non-redemption agreements from existing stockholders of Parent or other actions to minimize redemptions from the Trust Account (other than structures that require the Company to make any payment out of the funds held in the Trust Account at any time, including after Closing), provided that (a) any such financing results in cash proceeds to Parent at or prior to the Closing, (b) such financing does not constitute Parent Expenses and will not be repaid in whole or in part prior to or at the Closing, (c) any such financing is necessary to cause the Minimum Cash Balance to be satisfied, (d) any investor in such financing is not an Excluded Investor, and (e) Parent has obtained the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Merger.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Triggering Event” means, collectively, Triggering Event I, Triggering Event II and Triggering Event III.

“Triggering Event I” means the date on which the Common Stock Price is greater than $12.50 after the Closing Date, but within the Earn Out Period.

“Triggering Event II” means the date on which the Common Stock Price is greater than $15.00 after the Closing Date, but within the Earn Out Period.

“Triggering Event III” means the date on which the Common Stock Price is greater than $17.50 after the Closing Date, but within the Earn Out Period.

“Union” means any labor union, works council, or other employee representative body.

“US GAAP” means United States generally accepted accounting principles.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Parent in connection with its due diligence investigation of the Company relating to the Transactions.

“W3BCLOUD Limited” means W3BCLOUD LIMITED, a company incorporated under the laws of Ireland and an indirect, wholly-owned subsidiary of the Company.

“W3BCLOUD Nominees Limited” means W3BCLOUD Nominees Limited, a company incorporated under the laws of Ireland.

“W3BCLOUD Partners Limited” means W3BCLOUD Partners Limited, a company incorporated under the laws of Ireland and a direct, wholly-owned subsidiary of the Company.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Acceleration Event	4.05
Action	5.09
Additional Parent SEC Reports	6.07(a)
Additional Parent Warrant Agreement	3.08
affiliate	1.01
Affiliate	1.01
Aggregate Company Consideration	1.01
Agreement	Preamble
Al Masar	1.01
Allocation Schedule	2.01(a)
Alternative Transaction	8.04(a)
AMD	Recitals
Amended Parent Bylaws	3.04(b)
Amended Parent Certificate of Incorporation	3.04(b)
Ancillary Agreement to the Stockholders Agreement	Recitals
Ancillary Agreements	1.01
Anti-Corruption Laws	1.01
Anti-Money Laundering Laws	1.01
Antitrust Laws	8.12(a)
Audited Financial Statements	5.07(a)
Available Cash	9.03(d)
B Ordinary Shares	1.01
Blue Sky Laws	5.05(b)
Book Entry Shares	3.06(b)
Business Day	1.01
Business IP	1.01
CARES Act	1.01
Certificate of Merger	3.02
Certificates	3.06(b)
Change in Recommendation	8.02
Change of Control	1.01
Chosen Courts	11.07(b)
Claims	7.03
Closing	4.01(a)
Closing Date	4.01(a)
Closing Filing	8.10
Closing Press Release	8.10
Closing W3BCLOUD Partners Limited Financial Statements	8.19(a)
Code	1.01

Common Stock Price	1.01
Company	Preamble
Company Al Masar Note Instrument	1.01
Company Al Masar Notes	1.01
Company Al Masar Warrant	1.01
Company AMD Convertible Notes	1.01
Company AMD Note Amendment	1.01
Company Board	Recitals
Company Class A Common Stock	1.01
Company Class A Per Share Consideration	1.01
Company Class B Common Stock	1.01
Company Class B Per Share Consideration	1.01
Company Common Stock	1.01
Company Convertible Note Agreement	1.01
Company Debt	1.01
Company Disclosure Schedule	1.01
Company Engagement	11.14(d)
Company Equity Value	1.01
Company Expenses	1.01
Company Holders	1.01
Company Jupiter Convertible Note	1.01
Company Material Adverse Effect	1.01
Company Note Instruments	1.01
Company Notes	1.01
Company Organizational Documents	1.01
Company Parties	11.14(d)
Company Permits	5.06(a)
Company Private Raise Convertible Notes	1.01
Company Privileged Communications	11.14(b)
Company Requisite Approvals	5.04
Company Stockholder Written Consent	8.20
Company Stockholder Written Consent Deadline	8.20
Company Subsidiary	1.01
Company Subsidiary Equity Plan	1.01
Company Subsidiary Options	1.01
Company Waiving Parties	11.14(a)
Company-Owned IP	1.01
Conditions	1.01
Confidential Information	1.01
Confidentiality Agreement	8.03(b)
Contaminants	5.13(i)
Contracting Parties	11.13
control	1.01
Copyrights	1.01
COVID-19	1.01
COVID-19 Measures	1.01

Current Insurance	8.07(d)
D&O Indemnified Person	8.07(a)
D&O Tail	8.07(d)
DGCL	Recitals
Disclosure Schedules	11.06
Earn Out Period	1.01
Earn Out Shares	4.04(a)
Effect	1.01
Effective Time	3.02
Employee Benefit Plan	1.01
Environmental Laws	1.01
Equity Interests	1.01
ERISA	1.01
ERISA Affiliate	5.10(c)
Exchange Act	5.05(b)
Exchange Agent	1.01
Exchange Fund	3.06(e)(i)
Exchange Private Placement Warrants	3.08
Excluded Investor	1.01
Ex-Im Laws	1.01
Founders	1.01
Fraud	1.01
Governmental Authority	5.05(b)
Hazardous Substance(s)	1.01
HSR Act	1.01
Insurance Policies	5.17(a)
Insured Persons	8.07(d)
Intellectual Property	1.01
Intended U.S. Tax Treatment	Recitals
IRS	5.10(b)
IT Systems	5.13(i)
Jupiter	1.01
Jupiter Shares	1.01
knowledge	1.01
Law	1.01
Lease	5.12(b)
Lease Documents	5.12(b)
Leased Real Property	1.01
liability	1.01
Liability	1.01
Lien	1.01
Material Contracts	5.16(a)
Merger	Recitals
Merger Consideration	3.06(b)
Merger Sub	Preamble
Merger Sub Organizational Documents	1.01
Minimum Cash Balance	9.03(d)
Multiemployer Plan	1.01
Nonparty Affiliates	11.13
Non-U.S. Plan	5.10(j)
Off-the-Shelf Software	1.01
Open Source Software	1.01
Outside Date	10.01(b)

Parent	Preamble
Parent Acquisition Proposal	8.04(b)
Parent Board	Recitals
Parent Board Recommendation	8.02
Parent Certificate of Incorporation	1.01
Parent Class A Common Stock	1.01
Parent Class B Common Stock	1.01
Parent Disclosure Schedule	1.01
Parent Engagement	11.14(c)
Parent Equity Plans	8.06(b)
Parent ESPP	8.06(b)
Parent Expenses	1.01
Parent LTIP	8.06(a)
Parent Material Adverse Effect	1.01
Parent Material Contracts	6.10(a)
Parent Organizational Documents	1.01
Parent Parties	11.14(c)
Parent Preferred Shares	6.03(a)
Parent Privileged Communications	11.14(a)
Parent Proposals	8.02
Parent SEC Reports	6.07(a)
Parent Shares	1.01
Parent Stockholder Redemption	8.01(a)
Parent Stockholder Redemption Amount	1.01
Parent Stockholders’ Meeting	8.02
Parent Tail	8.07(e)
Parent Unit	1.01
Parent Waiving Parties	11.14(b)
Parent Warrant Agreement	1.01
Parent Warrants	1.01
Parties	Preamble
Patents	1.01
PCAOB	1.01
Permitted Liens	1.01
person	1.01
Person	1.01
Personal Information	1.01
PIPE Investment	1.01
PIPE Investors	1.01
Plans	5.10(a)
Privacy Obligations	1.01
Private Placement Warrants	6.03(a)
Private Placements	Recitals
Proceeding	1.01
Process	1.01
Processing	1.01
Proxy Statement	8.01(a)

Redemption Rights	1.01
Registered Intellectual Property	1.01
Registration Rights Agreement	Recitals
Remedies Exceptions	5.04
Replacement Parent Option	3.06(d)
Representatives	1.01
Required Parent Stockholder Approval	1.01
Sanctioned Person	1.01
Sanctions	1.01
SEC	1.01
SEC Clearance Date	8.02
Securities Act	5.05(b)
Security Breach	1.01
Sensitive Data	1.01
Signing Filing	8.10
Signing Press Release	8.10
Software	1.01
Sponsor	Recitals
Sponsor Letter Agreement	Recitals
Stock Exchange	1.01
Stockholder Litigation	8.15
Subscription Agreements	Recitals
subsidiaries	1.01
subsidiary	1.01
Supplier	1.01
Supporting Equityholders	Recitals
Surviving Corporation	3.01
Tax	1.01
Tax Return	1.01
Taxes	1.01
Taxing Authority	1.01
Terminating Company Breach	10.01(f)
Terminating Parent Breach	10.01(g)
to the knowledge	1.01
Top Suppliers	5.23
Trade Secrets	1.01
Trademarks	1.01
Transaction Documents	1.01
Transaction Financing	1.01
Transaction Support Agreement	Recitals
Transactions	1.01
Treasury Regulations	1.01
Triggering Event	1.01
Triggering Event I	1.01
Triggering Event II	1.01
Triggering Event III	1.01
Trust Account	6.13
Trust Agreement	6.13
Trust Fund	6.13
Trustee	6.13
Union	1.01
US GAAP	1.01
Virtual Data Room	1.01
W3BCLOUD Limited	1.01
W3BCLOUD Nominees Limited	1.01
W3BCLOUD Partners Limited	1.01

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the words “include,” “includes,” or “including” shall be deemed to be followed by the words “including, without limitation,” (vii) the word “or” shall be disjunctive but not necessarily exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law, (x) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter, (xi) words importing the singular shall also include the plural, and vice versa, (xii) references to “$” or “dollar” shall be references to United States dollars, (xiii) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (xiv) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time and (xv) all references to any contract are to that contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement).

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) The measure of a period of one (1) month or year for the purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, however, that, if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1); provided, further, that, if the last calendar day of such period is a non-Business Day, then the period in question shall end on the next succeeding Business Day.

(e) References to the “ordinary course of business” or words of similar import shall, in each case, be deemed to mean the ordinary course of business consistent with past custom and practice; provided that any action taken, or omitted to be taken, and any adjustments and modifications thereto taken in good faith in response to or as a result of COVID-19 or any COVID-19 Measures shall be deemed to be in the “ordinary course of business.”

(f)  For the purposes of this Agreement, references to the term “delivered by the Company,” “delivered to Parent,” “furnished to Parent,” “made available to Parent” or similar expressions shall mean that the Company has (or has caused to be): (i) posted such materials to the Virtual Data Room, in a manner that enables viewing of such materials by Parent and its Representatives and not removed prior to the date hereof or (ii) set forth a copy of such materials in the Company Disclosure Schedule.

(g) For the purposes of this Agreement, references to the term “delivered by Parent,” “delivered to the Company,” “furnished to the Company,” “made available to the Company” or similar expressions shall mean that Parent has (or has caused to be) set forth a copy of such materials in the Parent Disclosure Schedule.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under US GAAP.

ARTICLE II

company securities

Section 2.01  Company Securities.

(a)  Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule, substantially in the form attached as Exhibit C (the “Allocation Schedule”), setting forth (i) the number of shares and class of Company Common Stock held by the Company Holders, the number of B Ordinary Shares held by the holders of B Ordinary Shares and the number of Company Subsidiary Options held by the holders of Company Subsidiary Options, the weighted average exercise price thereof and the number of Replacement Parent Options to be issued to the holders of Company Subsidiary Options, (ii) the number of shares of Parent Class B Common Stock to be allocated, directly or indirectly, to the Founders, (iii) the number of shares of Company Common Stock, if any, to be issued to the holders of Company Private Raise Convertible Notes, if any, (iv) the number of shares of Company Common Stock issued, or to be issued, to a person who becomes a party to the Transaction Support Agreement after the date hereof and (v) the allocation of such Aggregate Company Consideration and (vi) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (i) through (v) is, and will be as of immediately prior to the Effective Time, to the actual knowledge of such authorized officer of the Company, true and correct in all material respects. Following delivery of the Allocation Schedule, the Company shall review and consider in good faith any comments to the Allocation Schedule provided by Parent or any of its Representatives. The Allocation Schedule finalized hereunder shall be used for purposes of issuing the Aggregate Company Consideration to the Company Holders (which, for the avoidance of doubt, at such time will include the owner of record of the shares of Company Class A Common Stock, if any, to be issued to the holders of Company Private Raise Convertible Notes, if any) pursuant to and in accordance with the Merger.

(b)  In accordance with the terms of the Company Notes, (i) the Company AMD Convertible Notes shall be repaid in cash in full upon the earlier of (x) the consummation of the Closing on the Closing Date, (y) April 30, 2023, and (z) the date on which W3BCLOUD Partners Limited or W3BCLOUD Limited notifies the holder of the Company AMD Convertible Notes that it no longer intends to pursue the Transactions, (ii) the Company Al Masar Notes outstanding immediately prior to the Merger shall be repaid pursuant to the terms of the Company Al Masar Note Instrument, as such terms may be amended or modified prior to Closing, (iii) the Company Jupiter Convertible Note shall convert into the Jupiter Shares, with the effect from the issuance of the Jupiter Shares the Company’s obligations under the Company Jupiter Convertible Note shall lapse and be irrevocably discharged and released by Jupiter in all respects and shall be of no further effect, in each case, in accordance with the Company Jupiter Convertible Note, and (iv) the Company Private Raise Convertible Notes, if any, shall be converted into Company Class A Common Stock immediately prior to the Merger, or, at the option of the holders thereof, be exchanged for the Private Placement Securities or the securities to be issued in a Transaction Financing.

(c)  Prior to the Merger, each B Ordinary Share that is issued and outstanding shall be acquired by the Company in exchange for shares of Company Class A Common Stock on a one-for-one basis, and at the Effective Time, such shares of Company Class A Common Stock shall be converted into and become the right to receive the Company Class A Per Share Consideration pursuant to the Merger.

Section 2.02  Withholding. Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Article III

THE MERGER

Section 3.01  Closing of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a direct, wholly-owned subsidiary of Parent.

Section 3.02  Effective Time. Subject to the provisions of this Agreement, a certificate of merger (in a form reasonably satisfactory to Parent and the Company) satisfying the requirements of the DGCL shall be duly executed by the Company and Merger Sub and shall be filed on the Closing Date with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Parent and the Company and expressly specified in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 3.03  Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the holder of any securities, the separate corporate existence of Merger Sub shall cease and all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.04  Governing Documents.

(a)  At the Effective Time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and as provided by applicable Law.

(b)  At the Effective Time, Parent’s amended and restated certificate of incorporation shall be amended and restated substantially in the form attached hereto as Exhibit D (the “Amended Parent Certificate of Incorporation”) and Parent’s bylaws shall be amended and restated substantially in the form attached hereto as Exhibit E (the “Amended Parent Bylaws”), in each case, with such changes as may be agreed in writing by Parent and the Company, and such shall be the certificate of incorporation and bylaws of Parent until thereafter amended in accordance with their respective terms and as provided by applicable Law.

Section 3.05  Officers and Directors.

(a)  Immediately following the Effective Time, (i) the Parent Board shall be comprised of individuals to be agreed upon between the Company and Parent (provided that the Parent Board shall consist of seven (7) directors and shall at least include each of the individuals set forth on Exhibit F), each to hold office in accordance with the Amended Parent Certificate of Incorporation and (ii) the officers of the Company as of immediately before the Effective Time shall become the officers of Parent following the Effective Time, in each case to hold office in accordance with the Amended Parent Certificate of Incorporation.

(b)  The Parties shall cause the initial directors of the Board of Directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately following the Effective Time to be comprised of the Board of Directors and executive officers of the Company as of immediately prior to the Effective Time.

Section 3.06  Effect on Capital Stock and Company Subsidiary Options.

(a)  Conversion of Parent Common Stock. Each share of Parent Class B Common Stock that is issued and outstanding as of immediately prior to the Effective Time, but following the forfeiture of certain shares of Parent Class B Common Stock pursuant to the Sponsor Letter Agreement, shall automatically convert in accordance with the terms of the Parent Certificate of Incorporation into one (1) share of Parent Class A Common Stock. All of the shares of Parent Class B Common Stock converted into shares of Parent Class A Common Stock shall no longer be outstanding and shall cease to exist, and each holder of shares of Parent Class B Common Stock shall thereafter cease to have any rights with respect to such securities;

(b)  Conversion of Company Common Stock. Aside from (i) any shares of Company Common Stock held in the treasury of the Company, which shares shall be canceled as part of the Merger and shall not constitute “Company Common Stock” hereunder, and (ii) any shares of Company Common Stock held by Company Holders who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL, each share of (A) Company Class A Common Stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive the Company Class A Per Share Consideration and (B) Company Class B Common Stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive the Company Class B Per Share Consideration ((A) and (B), collectively, the “Merger Consideration”) by virtue of the Merger and without any action on the part of the Parties or any of their respective stockholders. As a result of the Merger, at the Effective Time, each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and each holder of record of a non-certificated outstanding share of Company Common Stock represented by book entry (“Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect of the shares of Company Common Stock represented by such Certificate or Book Entry Share (as applicable) immediately prior to the Effective Time to be delivered in accordance with Section 3.06(e).

(c)  Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective stockholders, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist and be automatically converted (in exchange for the cancellation of the shares of common stock of Merger Sub and the funding of the Merger Consideration by Parent) into one (1) newly issued fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation and all of which shall be held by Parent.

(d)  Company Subsidiary Options. At the Effective Time, each Company Subsidiary Option that is outstanding as of immediately prior to the Effective Time shall automatically, pursuant to Rule 15 of the Company Subsidiary Equity Plan and without any action by the holder thereof, lapse and the holder of such Company Subsidiary Option shall be granted a substantially equivalent option to subscribe for shares of Parent Class A Common Stock (each, a “Replacement Parent Option”), subject to the same terms and conditions as were applicable to the corresponding former Company Subsidiary Option immediately prior to the Effective Time (except for any changes that are required solely to reflect the lapse of such Company Subsidiary Option and its replacement with a Replacement Parent Option), exercisable, subject to vesting, for that number of shares of Parent Class A Common Stock (rounded down to the nearest whole number of shares of Parent Class A Common Stock) equal to the product obtained by multiplying (i) the number of B Ordinary Shares subject to such Company Subsidiary Option immediately prior to the Effective Time by (ii) the Company Class A Per Share Consideration. The exercise price per share of Parent Class A Common Stock of such Replacement Parent Option shall be an amount equal to the quotient obtained by dividing (A) the exercise price per B Ordinary Share subject to such Company Subsidiary Option immediately prior to the Effective Time by (B) the Company Class A Per Share Consideration. In the case of any holder of Company Subsidiary Options who is subject to Section 409A of the Code, the number of shares of Parent Class A Common Stock subject to such Replacement Parent Option and the exercise price per share of Parent Class A Common Stock of such Replacement Parent Option shall be determined in a manner that is consistent with the requirements of Section 409A of the Code. At the Effective Time, after taking into account the treatment of Company Subsidiary Options under this Section 3.06(d), the Company Subsidiary Equity Plan shall terminate and all Company Subsidiary Options (whether vested or unvested) shall no longer be outstanding and shall automatically lapse, and each holder thereof shall cease to have any rights with respect thereto or under the Company Subsidiary Equity Plan, except as otherwise expressly provided for in this Section 3.06(d). Prior to the Effective Time, the Company shall or shall cause the board of directors of the applicable Company Subsidiary, to take all necessary and appropriate actions and adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 3.06(d). The Company shall provide copies of all written actions and materials effectuating the foregoing as promptly as practicable following the distribution of the applicable materials.

(e)  Exchange Procedures.

(i)  Exchange Agent. At the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Holders, for exchange in accordance with this Article III, certificates or, at the Company’s option, evidence of shares in book entry form, representing the number of Parent Shares sufficient to deliver the Parent Shares included in the Merger Consideration payable pursuant to this Agreement. All certificates representing Parent Shares deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Exchange Fund.” Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 3.06, the Exchange Fund shall not be used for any other purpose.

(ii)  Exchange Procedures. Concurrently with the mailing of the Proxy Statement, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate and to each holder of record of a Book Entry Share, (A) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) in a form reasonably acceptable to Parent and the Company, and (B) instructions for use in effecting the surrender of the Certificates and Book Entry Shares, as applicable, in exchange for payment and issuance of the Merger Consideration therefor. Upon surrender of Certificates or Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates or Book Entry Shares (as applicable), from and after the Effective Time, shall be entitled to receive in exchange therefor: (x) that number of Parent Shares into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates or Book Entry Shares (as applicable) are being converted pursuant to Section 3.06(a), and the Certificates or Book Entry Shares (as applicable) so surrendered shall forthwith be cancelled, and (y) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.06(e)(vii) below) equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Section 3.06(e)(iv) below. No interest shall be paid or shall accrue for the benefit of holders of the Certificates or Book Entry Shares on the Merger Consideration payable in respect of the Certificates or Book Entry Shares.

(iii)  Transferred Certificates; Lost, Stolen or Destroyed Certificates. If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable or issuable in respect of the shares of Company Common Stock represented by the Certificate pursuant to this Section 3.06(e).

(iv)  Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Shares (as applicable) with respect to the shares of Company Common Stock represented thereby until such Certificate or Book Entry Shares (as applicable) have been surrendered in accordance with this Section 3.06(e). Subject to applicable Law and the provisions of this Section 3.06(e), following surrender of any such Certificate or Book Entry Shares (as applicable), from and after the Effective Time, there shall be paid to the record holder thereof by the Exchange Agent, without interest, (A) the number of shares of Parent Shares to which such record holder was entitled pursuant to this Section 3.06(e), (B) at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (C) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Parent Shares with a record date on or after the date of the Effective Time but on or prior to the date of this surrender and with a payment date subsequent to surrender.

(v)  No Further Ownership Rights in Company Common Stock. Until surrendered as contemplated hereby, each share of Company Common Stock shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 3.06(e), the issuance or payment of which shall be deemed to be the satisfaction in full of all rights pertaining to shares of Company Common Stock converted in the Merger. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 3.06(e).

(vi)  Adjustment to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Shares occurring on or after the date hereof and prior to the Effective Time.

(vii)  Termination of Exchange Fund. Any portion of the Exchange Fund which has not been delivered to the holders of Certificates or Book Entry Shares (as applicable) as of the one (1) year anniversary of the Effective Time shall be delivered to Parent or its designee, upon demand. Any holder of Certificates or Book Entry Shares (as applicable) who has not complied with this Section 3.06(e) prior to the one (1) year anniversary of the Effective Time shall thereafter look only to Parent for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable Laws). Any portion of the Exchange Fund remaining unclaimed by holders of Certificates or Book Entry Shares (as applicable), as of the date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, be cancelled.

(viii)  No Liability. None of Parent, Merger Sub, the Company, or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Parent Shares (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.07  No Fractional Shares. No fractional Parent Shares shall be issued in connection with the Transactions, and no certificates or scrip for any such fractional shares shall be issued. The aggregate number of Parent Shares that a holder of shares of Company Common Stock is otherwise entitled to receive pursuant to this Agreement shall, in each case, be rounded down to the next whole number, without any payment or compensation to such holder of shares of Company Common Stock for any cancelled fraction of a Parent Share.

Section 3.08  Effect on Parent Warrants. At the Effective Time, each Parent Warrant that is outstanding immediately prior to the Effective Time shall remain outstanding with the terms of the Parent Warrant Agreement, except that 2,000,000 Private Placement Warrants shall be exchanged for 2,000,000 new Private Placement Warrants (the “Exchange Private Placement Warrants”) with substantially the same terms as the Private Placement Warrants, except that such Exchange Private Placements Warrants will become callable at a reference price of $18.00 per share, subject to conditions set forth in the Additional Parent Warrant Agreement. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.08, including causing (a) the Additional Parent Warrant Agreement to be entered into to give effect to this Section 3.08, such agreement to be in substantially in the form attached hereto as Exhibit G (the “Additional Parent Warrant Agreement”), and (b) the Private Placement Warrants being exchanged to be cancelled upon such exchange.

Section 3.09  Payment of Expenses.

(a)  Not sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all of the Company Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such Company Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date. Except as otherwise provided in this Agreement, on the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds all such unpaid Company Expenses.

(b)  No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all Parent Expenses incurred by or on behalf of Parent (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such Parent Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date. On the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds all such unpaid Parent Expenses.

Section 3.10  Appraisal Rights.

(a)  Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by Company Holders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the Merger Consideration unless and until such Company Holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Holder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon.

(b)  Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal rights received by the Company in writing and any withdrawals of such demands made in writing, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), make any payment with respect to any demands for appraisal rights or offer to settle or settle any such demands.

Article IV

CLOSING; Earn out

Section 4.01  Closing.

(a)  The closing of the Merger contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables and release of signatures at 9:00 a.m., New York City time, on a date to be agreed by the Parties, being not more than three (3) Business Days (or such shorter period of time as remains before 11:59 p.m., New York City time, on the Outside Date) after the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable and permissible) of all of the Conditions (“Closing Date”) with the exception of those that can only be satisfied at the Closing, but subject to the satisfaction of such Conditions.

Section 4.02  Closing Documents

(a)  At Closing, Parent shall deliver (or cause to be delivered) to the Company:

(i)  a copy of the Registration Rights Agreement, duly executed by Parent and Sponsor;

(ii)  copies of duly executed letters of resignation from each director and officer of Parent set forth in Section 9.03(g) of the Parent Disclosure Schedule; and

(iii)  all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 9.03.

(b)  At Closing, the Company shall deliver (or caused to be delivered) to Parent:

(i)  a copy of the Registration Rights Agreement, duly executed by all such parties thereto (excluding Parent and Sponsor); and

(ii)  all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 9.02.

Section 4.03  Capitalization.

(a)  Exhibit H sets forth an illustrative calculation of the capitalization of Parent immediately following the consummation of the Transactions.

Section 4.04  Issuance of Earn Out Shares.

(a)  Following the Closing, and as additional consideration for the Merger and the Transactions, within five (5) Business Days after the occurrence of a Triggering Event, Parent shall issue or cause to be issued to the Company Holders set forth in the Allocation Schedule the following Parent Shares (which may be equitably adjusted in accordance with Section 4.06, the “Earn Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:

(i)  upon the occurrence of Triggering Event I, a one-time issuance of 8,330,000 Earn Out Shares;

(ii)  upon the occurrence of Triggering Event II, a one-time issuance of 8,330,000 Earn Out Shares; and

(iii)  upon the occurrence of Triggering Event III, a one-time issuance of 8,330,000 Earn Out Shares.

(b)  For the avoidance of doubt, the Company Holders shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Company Holders be entitled to receive more than an aggregate of 24,990,000 Earn Out Shares.

Section 4.05  Earn Out Acceleration Event. If, during the Earn Out Period, there is a Change of Control that will result in the holders of Parent Shares receiving a per share price in excess of the applicable Common Stock Price required in connection with any Triggering Event (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control: (a) any such Triggering Event that has not previously occurred shall be deemed to have occurred; and (b) Parent shall issue the applicable Earn Out Shares to the Company Holder, and the recipients of such issued Earn Out Shares shall be eligible to participate in such Change of Control.

Section 4.06  Adjustments to Earn Out Shares. If, during the period from the Closing through the end of the Earn Out Period, the outstanding Parent Shares are changed into a different number or class of shares by reason of any merger, stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the number of Earn Out Shares issued pursuant to this Article IV shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this Section 4.06 shall be construed as permitting Parent to take any action or enter into any transaction otherwise prohibited by this Agreement. If, during the period from the Closing through the end of the Earn Out Period, Parent or any of its successors or assigns consolidates with or merges into any other Person (including in connection with a Change of Control) and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent shall succeed to the obligations set forth in this Article IV, provided, however, that the forgoing shall not limit Parent from consummating a Change of Control or entering into an agreement that contemplates a Change of Control.

Section 4.07  Tax Treatment of Earn Out Shares. Any issuance of Earn Out Shares, including any issuance of Earn Out Shares made upon the occurrence of an Acceleration Event pursuant to Section 4.05, shall be treated as an adjustment to the Aggregate Company Consideration by the Parties for U.S. federal, applicable state and local, and foreign income Tax purposes, unless otherwise required by Law.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule delivered by the Company in connection with this Agreement, the Company hereby represents and warrants to Parent as follows:

Section 5.01  Organization and Qualification; Subsidiaries.

(a)  The Company is a legal entity, duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate have a Company Material Adverse Effect.

(b)  Each Company Subsidiary is an entity, duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (to the extent the applicable jurisdiction recognizes such concept) and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)  A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or formation, as applicable, of each Company Subsidiary and the number of shares and percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 5.01(c) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. Except with respect to the Company Subsidiaries, the Company does not directly or indirectly own (nor is party to any agreement or arrangement to own or acquire) any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any corporation, partnership, joint venture or business association or other entity.

Section 5.02  Organizational Documents. The Company has made available to Parent complete and correct copies of the Company Organizational Documents and the organizational documents of each Company Subsidiary, each as amended to date. Such organizational documents are in full force and effect and neither the Company nor any Company Subsidiary is in material violation of any provision thereunder.

Section 5.03  Capitalization.

(a)  Section 5.03(a) of the Company Disclosure Schedule sets forth a true and complete list of each class and series of the Equity Interests issued and outstanding in the Company as of July 29, 2022. The legal and beneficial interest in all such Equity Interests are held by the holders thereof, free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Company Organizational Documents. All such Equity Interests (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) have been offered, sold and issued in compliance in all material respects with applicable securities Laws and other applicable Law, (iii) were not issued in violation of the Company Organizational Documents and (iv) were not issued in, and are not in, violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person.

(b)  Except for 12,647 Company Subsidiary Options outstanding as of June 30, 2022, and 28,853 B Ordinary Shares issued with respect to Company Subsidiary Options that have been exercised as of June 30, 2022, each outstanding Equity Interest of each Company Subsidiary is owned one hundred percent (100%) by the Company or another Company Subsidiary, free and clear of all Liens, other than transfer restrictions under applicable securities Laws and their respective organizational documents.

(c)  Except as set forth in Section 5.03(b), there are no options, restricted stock, phantom stock, preemptive rights, warrants, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 5.03(b), neither the Company nor any Company Subsidiary has granted any equity appreciation rights, profit interests or profit participation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based on the value or price of, any Equity Interests in the Company or any Company Subsidiary.

(d)  There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)  Section 5.03(e) of the Company Disclosure Schedule sets forth the following information with respect to each Company Subsidiary Option outstanding: (i) the name of the Company Subsidiary Option recipient; (ii) the number of B Ordinary Shares subject to such Company Subsidiary Option; (iii) the exercise price per B Ordinary Share of such Company Subsidiary Option; (iv) the date on which such Company Subsidiary Option was granted; (v) the number of Company Subsidiary Options that are vested and exercisable; (vi) the applicable vesting schedule; and (vii) the date on which such Company Subsidiary Option expires. The Company has made available to Parent a copy of the Company Subsidiary Equity Plan, pursuant to which the Company has granted the Company Subsidiary Options that are currently outstanding and the form of all award agreements evidencing such Company Subsidiary Options. Each Company Subsidiary Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Subsidiary Equity Plan, (ii) is and has always been exempt from Section 409A of the Code, to the extent applicable, (iii) has a grant date identical to the grant date of the Company Subsidiary Option actually approved by the board of directors of the applicable Company Subsidiary (or the appropriate committee thereof), and (iv) qualifies for the Tax and accounting treatment afforded to such Company Subsidiary Option in the Company’s Tax Returns and financial statements, respectively. The only plan, program or agreement pursuant to which the Company or any Company Subsidiary has granted or issued equity or equity-based awards is the Company Subsidiary Equity Plan and neither the Company nor any Company Subsidiary has ever maintained or sponsored any other equity-based plan, program or agreement for the benefit of any prospective, current or former employees, officers, directors, or individual consultants of the Company or any Company Subsidiary. The treatment of Company Subsidiary Options contemplated by this Agreement is permitted by the Company Subsidiary Equity Plan and the agreements evidencing the Company Subsidiary Options. No Company Subsidiary Option has an exercise price that has been or may be less than the fair market value of the underlying equity securities of the applicable Company Subsidiary as of the date such Company Subsidiary Option was granted nor has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Subsidiary Option. All shares of the applicable Company Subsidiary subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(f)  Section 5.03(f) of the Company Disclosure Schedule sets forth a list of all indebtedness for borrowed money in an amount greater than $500,000 of the Company and each Company Subsidiary as of the date of this Agreement, including the initial principal amount of such indebtedness, the outstanding principal balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 5.04  Authority Relative to this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party thereto and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in each case, subject to the consents, approvals, authorizations and other requirements described in Section 5.05 and the adoption of this Agreement by holders of a majority of the voting power represented by all outstanding shares of Company Common Stock voting together as a single class (the “Company Requisite Approvals”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by the Company Board and, upon receipt of the Company Requisite Approval, no other corporate proceedings on the part of the Company or the Company Holders are necessary to authorize the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Company Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other Party, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general equitable principles, whether considered in a proceeding at law or equity (together, (a) and (b), the “Remedies Exceptions”). Each Transaction Document to be executed by the Company at or prior to the Closing will be, when executed and delivered by the Company, duly and validly executed and delivered and, assuming due authorization and execution by each other Party thereto and the consummation of the Closing, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to any applicable Remedies Exception. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the transactions contemplated hereby.

Section 5.05  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement or any other Transaction Document (to which the Company is or will be a party) by the Company does not, and subject to receipt of the consents, approvals, authorizations or permits, filings, registrations and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 5.05(b), and assuming all other required filings, waivers, approvals, consents, authorizations, registrations and notices disclosed in Section 5.05(b) of the Company Disclosure Schedule have been made, obtained or given, the performance of this Agreement or any other Transaction Document (to which the Company is or will be a party) by the Company, will not (i) conflict with, result in a breach or default of any provision of, or violate, the Company Organizational Documents or the organizational documents of any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of consent, notice, termination, amendment, acceleration or cancellation of (other than pursuant to any Plan), or result in the creation of a material Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any contract to which the Company or any Company Subsidiary is a party or by which their respective assets are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)  The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization, registration or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, board, bureau, ministry, institute, instrumentality or commission or any court, tribunal (including employment tribunal), or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and the pre-merger notification requirements of the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations, registrations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.06  Permits; Compliance.

(a)  Except as set forth in Section 5.06(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (i) is and has been in compliance in all material respects with any and all Laws applicable to the Company and the Company Subsidiaries or its business, properties or assets, except for failures to comply or violations which would not be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or reasonably expected to materially interfere with the Transactions (including the Merger), and (ii) is in possession of all permits necessary for the Company or such Company Subsidiary, as applicable to own, lease and operate its properties (including the Leased Real Properties) or carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permit would not be materially adverse to the Company and the Company Subsidiaries, taken as a whole, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Since January 1, 2019, (x) neither the Company nor any Company Subsidiary has been sanctioned, fined or penalized for any violation of or failure to comply with any applicable Law, (y) neither the Company nor any Company Subsidiary is, or has been, in conflict with, or in default, breach or violation of, any Company Permit and (z) neither the Company nor any Company Subsidiary has received inspection, report, notice of adverse finding, warning letter, resolution, writ, untitled letter or other correspondence with or from any Governmental Authority alleging or asserting noncompliance with applicable Laws or any Company Permit by the Company or any of the Company Subsidiaries, except, with respect to clauses (x), (y) and (z), for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)  With respect to transactions in digital assets, (i) the Company and the Company Subsidiaries are, and have been, in compliance in all material respects with applicable securities and digital asset Laws applicable to the Company and the Company Subsidiaries, and (ii) each of the Company and each Company Subsidiary’s digital asset and digital infrastructure activities are and have been conducted at all times in material compliance with applicable requirements of relevant securities and digital asset Laws applicable to the Company and the Company Subsidiaries.

Section 5.07  Financial Statements.

(a)  The Company has made available to Parent, and attached as Section 5.07(a) of the Company Disclosure Schedule, true and complete copies of the audited consolidated balance sheet of W3BCLOUD Partners Limited and the Company Subsidiaries as of December 31, 2020 and December 31, 2021, and the related audited consolidated statements of operations, cash flows and changes in equityholders’ equity of W3BCLOUD Partners Limited and its subsidiaries for each of the years then ended, together with the unqualified auditor’s reports thereon (the “Audited Financial Statements”). Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents (as applicable), in all material respects, the financial position, results of operations, and cash flows of W3BCLOUD Partners Limited and its subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)  Except as and to the extent set forth on the Audited Financial Statements or Section 5.07(b) of the Company Disclosure Schedule, neither W3BCLOUD Partners Limited nor any of its subsidiaries has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since December 31, 2021 or (ii) liabilities that arose in connection with the Transactions (which, for the avoidance of doubt, shall include the Company Private Raise Convertible Notes).

(c)  The Company has established and maintained a system of internal accounting controls. To the Company’s knowledge such internal accounting controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with US GAAP.

(d)  Neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has identified, been made aware of, or received any written complaint, allegation, assertion or claim that, (i) any significant deficiency or material weakness in Company or any Company Subsidiary’s respective internal accounting controls, (ii) any fraud (whether or not material) that involves the Company’s management or other employees of the Company or any Company Subsidiary who have a role in the preparation of financial statements or internal accounting controls utilized by the Company or any Company Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

Section 5.08 Absence of Certain Changes or Events. Since December 31, 2021 and on and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, as set forth on Section 5.08 of the Company Disclosure Schedule or expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and (b) there has not been a Company Material Adverse Effect.

Section 5.09  Absence of Litigation. Except as set forth on Section 5.09 of the Company Disclosure Schedule or would not be material to the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, there is no litigation, Proceeding, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination, assessment or award of any Governmental Authority.

Section 5.10  Employee Benefit Plans.

(a)  Section 5.10(a) of the Company Disclosure Schedule includes a true and complete list of, as of the date of this Agreement, all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction) (other than offer letters for at-will employment without an obligation to pay severance or post-employment benefits) that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, consultant and/or other service provider, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any material liability (contingent or otherwise) (collectively, the “Plans”).

(b)  With respect to each Plan required to be set forth on Section 5.10(a) of the Company Disclosure Schedule, the Company has made available to Parent, as applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each insurance contract, trust agreement or other funding agreement or arrangement (including all amendments thereto), (ii) copies of the most recent scheme booklet, summary plan description and any summaries of material modifications, (iii) copies of the most recent Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules or other most recent annual reports filed with any Governmental Authority and all schedules thereto, (iv) copies of the most recently received IRS determination or opinion letter for each such Plan and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years.

(c)  None of the Company or any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within six (6) years prior to the Closing Date contributed to or had an obligation to contribute to, or has or has had any Liability (contingent or otherwise) under, and no Plan is or was within the past six (6) years, (i) a Multiemployer Plan, (ii) a plan subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean, with respect to the Company, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

(d)  None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state Law and for which the recipient pays the full cost of coverage.

(e)  Each Plan was established and has been adopted and administered in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and the Company Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No non-exempt “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code with respect to any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan or the assets of any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action. To the Company’s knowledge no Plan is, or in the last three (3) has been, the subject of an examination or audit by any Governmental Authority or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(f)  Each of the Plans that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or is a prototype plan that is subject to a favorable opinion letter from the IRS, in either case upon which it can rely, and to the Company’s knowledge nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any related trust.

(g)  All contributions, distributions, premiums or payments required to be made with respect to any Plan pursuant to their terms and provisions or pursuant to applicable Law have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries to the extent required by, and in accordance with, US GAAP, except as would not result in material liability to the Company or any Company Subsidiary.

(h)  Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event: (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary under any Plan or otherwise, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary under any Plan or otherwise, (iii) result in the acceleration of the time of payment, or trigger any funding or vesting of any benefits to any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary under any Plan or otherwise, (iv) result in any payments or benefits that, individually or in combination with any other payment or benefit, could result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code, or (v) limit the right to merge, amend or terminate any Plan. No amount that could be received by any “disqualified individual” of the Company under any Plan or otherwise as a result of any Transaction contemplated by this Agreement, could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code. Neither the Company nor any Company Subsidiary has a material obligation to indemnify, “gross up,” compensate, reimburse, or make whole any current or former employee, officer, director, consultant and/or other service provider of the Company or any Company Subsidiary for any Taxes, including any Taxes imposed under Section 4999 or Section 409A of the Code.

(i)  Each Plan that constitutes a deferred compensation plan within the meaning of Section 409A of the Code that is subject to Section 409A of the Code has been maintained in all material respects, in form and operation, in accordance with the requirements of Sections 409A of the Code and applicable guidance thereunder.

(j)  Each Plan subject to the Laws of any jurisdiction outside the United States (each, a “Non-U.S. Plan”) (i) has within the past three (3) years been maintained and administered in accordance with its terms and the requirements of all applicable Laws, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, in each case, except as would not result in material liability to the Company or any Company Subsidiary. No Non-U.S. Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), or has any material unfunded or underfunded liabilities.

Section 5.11  Labor and Employment Matters.

(a)  Except as set forth in Section 5.11(a) of the Company Disclosure Schedule, no employee of the Company or any Company Subsidiary is, to the knowledge of the Company, represented by a Union and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement or any other contract or agreement with a Union, nor is there any duty on the part of the Company or any Company Subsidiary to bargain or consult with, or provide notice to, any Union which is representing any employee of the Company or any Company Subsidiary, in connection with the execution of this Agreement or the Transactions. There are and, for the prior three (3) years were, to the knowledge of the Company, no strikes lockouts, work stoppages, slowdowns, threatened unfair labor practice charges, material grievances, material labor arbitrations, picketing, hand billing or other material labor dispute with respect to any employees of the Company or any Company Subsidiaries. There are and, for the prior three (3) years have been, no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the knowledge of the Company, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(b)  Neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for any such non-compliance that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Each employee of the Company and each Company Subsidiary and other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date in all material respects.

(c)  Each of the Company and the Company Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by Law or by agreement to be withheld, remitted, and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business).

(d)  To the knowledge of the Company, (i) no employee or independent contractor of the Company or any Company Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company and the Company Subsidiaries of their respective employees, and the performance of the contracts with the Company and the Company Subsidiaries by their respective independent contractors, will not result in any such violation, that would, in each case, cause material liability to the Company.

(e)  No executive has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or the Company Subsidiaries within the twelve (12) month period following the date of this Agreement. No executive has been accused of any sexual harassment, sexual assault or other similar misconduct or sexual discrimination in connection with his or her employment with the Company or any Company Subsidiary or, to the knowledge of the Company, otherwise during the last three (3) years.

Section 5.12  Real Property; Title to Assets.

(a)  Neither the Company nor any of the Company Subsidiaries owns any real property.

(b)  Section 5.12(b) of the Company Disclosure Schedule lists the street address of each of the Leased Real Properties and also sets forth a list of each lease, sublease, license, or other agreement pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or otherwise uses or occupies the Leased Real Property (each, a “Lease”), with the name of each other party thereto and the date of each Lease, and each guaranty, amendment, modification, restatement or supplement thereto (collectively, the “Lease Documents”);

(c)  True and complete copies of all Lease Documents have been made available to Parent.

(d)  Except as set forth in Section 5.12(b) of the Company Disclosure Schedule;

(i)  there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of the Leased Real Property;

(ii)  all Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, against the Company or the Company Subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto; and to the Company’s knowledge there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or by the other party to such Leases, except as would reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole; and

(iii)  to the Company’s knowledge, there are no material disputes with respect to any Lease Documents.

(e)  To the Company’s knowledge, there are no contractual, legal restrictions or Actions that preclude or restrict in any material way, or will preclude or restrict in any material way, the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used as of the date of this Agreement.

(f)  The Leased Real Property, and the improvements thereon, to the extent the improvements are owned by the Company, are in good repair and in good condition (ordinary wear and tear excepted), and there are no patent defects or adverse physical conditions other than those that would not reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole.

(g)  In the past two (2) years, there has not been any material interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company currently conducted on the Leased Real Property and the Company has not experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property.

(h)  Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or sub-leasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens (other than Permitted Liens), except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company’s Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company and is sufficient in all material respects for the continued conduct and operation of such business, consistent with past practice.

Section 5.13  Intellectual Property and Privacy.

(a)  As of the date of this Agreement, Section 5.13(a) of the Company Disclosure Schedule contains a true and complete list of all Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the record owner, jurisdiction in which such item has been issued or filed, filing date, date of issuance, expiration date and registration or application number, and registrar). The Company and the Company Subsidiaries do not own any material unregistered Trademarks. The Company-Owned IP specified in, or required to be specified in, Section 5.13(a) of the Company Disclosure Schedule is subsisting and, to the Company’s knowledge, all registrations of such Company-Owned IP are valid and enforceable.

(b)  The Company or one of the Company Subsidiaries is the sole and exclusive owner of all material Company-Owned IP, free and clear of all Liens (other than Permitted Liens).

(c)  Except as would not reasonably be expected to be material to business of the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have taken commercially reasonable measures to maintain in confidence all Trade Secrets and other Confidential Information constituting Company-Owned IP or otherwise possessed by the Company or any Company Subsidiary in connection with the businesses of the Company and the Company Subsidiaries, including by requiring each Person who has had access to such Trade Secrets and Confidential Information to execute an agreement that requires such Person to maintain the confidentiality of the same and (ii) to the Company’s knowledge, there has been no unauthorized access to or disclosure of any such Trade Secrets or Confidential Information.

(d)  As of the date of this Agreement, there are no Proceedings pending or, to the Company’s knowledge, threatened (including interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings) (i) contesting the validity, ownership, scope, or use of any Company-Owned IP or (ii) against the Company or any Company Subsidiary alleging any infringement, misappropriation, or other violation of any Intellectual Property rights of any person. To the knowledge of the Company, (i) neither the operation of the respective businesses of the Company and the Company Subsidiaries, nor the use of the Company-Owned IP by the Company or any Company Subsidiary, infringes, misappropriates or otherwise violates, or has infringed, misappropriated, or otherwise violated, any Intellectual Property of any person and (ii) no person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated, or otherwise violated, any of the Company-Owned IP in any material respect. Neither the Company nor any of the Company Subsidiaries has received from or sent to any Person any written notice alleging any infringement, misappropriation, or other violation of, including any invitations to license or desist from using any, Intellectual Property.

(e)  All past and present employees, consultants, independent contractors, management employees, founders or other persons who have created, conceived or developed Intellectual Property for the Company or a Company Subsidiary have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, or such rights have been solely and exclusively assigned to the Company or one of the Company Subsidiaries by operation of law. To the Company’s knowledge, no such person (i) is in violation of any such agreement, (ii) owns any Intellectual Property used by or held for use by for Company or a Company Subsidiary, or (iii) has made any claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property.

(f)  Except as would not reasonably be expected to be material to the business of the Company and each of the Company Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries, have complied with the terms of any licenses applicable to any Open Source Software used in any Business IP, including, providing all copyright notices and attributions required by such license agreements. To the Company’s knowledge, none of the Software that constitutes Company-Owned IP is combined with, derived from, distributed with or otherwise provided by or on behalf of the Company or any Company Subsidiary with, any Open Source Software in a manner that that requires such Software constituting Company-Owned IP to be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.

(g)  Neither the Company nor any Company Subsidiary is bound by any agreement (including any source code escrow agreement) pursuant to which the Company or any Company Subsidiary is obligated to provide, and the Company and the Company Subsidiaries have not provided, any person (other than employees or consultants of the Company involved in the development of Software on behalf of the Company and bound by appropriate confidentiality obligations pertaining thereto), any source code for any material Software that constitutes Company-Owned IP. The consummation of the transactions contemplated by this Agreement or any Transaction Document will not (and no event has occurred that would with or without notice or lapse of time or both) result in (i) the release of any such source code to any Person who is not, as of the date of this Agreement, an employee of the Company or Company Subsidiaries, (ii) any Person having or receiving any license, right, permission, covenant-not-to-sue or other authorization in or to any Company-Owned IP, or (iii) to the Company’s knowledge, a material violation of any applicable Privacy Obligations.

(h)  Neither the Company nor any Company Subsidiary is now, or has ever been, a member or promoter of, or a contributor to, any industry standards body, standard setting organization or any similar organization that requires or obligates the Company or the Company Subsidiaries, to grant or offer to any Person any license or right to any Company-Owned IP. None of the Company Patents is subject to any contractual obligations to any patent pool that would limit or restrict the licensing or assertion of any Company-Owned IP. No Governmental Authority has any license or other rights in or to any Company-Owned IP.

(i)  The Company and the Company Subsidiaries have each implemented commercially reasonable physical, technical, organizational and administrative data security safeguards consistent with the general practice of entities who validate transactions on blockchain designed to protect the security and integrity of the information technology systems used in connection with the operation of business of the Company and Company Subsidiaries (“IT Systems”), including any of any data stored thereon, including where applicable, implementing industry standard procedures designed to prevent unauthorized access and the introduction of any “drop dead device,” “time bomb,” virus, Trojan horse, worm, malware or other software routine or hardware component designed or intended to: (A) disrupt, disable, harm or otherwise impede in any material manner the operation of such IT Systems; or (B) damage or destroy any data or file without the user’s consent (collectively, “Contaminants”). To the Company’s knowledge, there is no Contaminant in any of the IT Systems. The IT Systems have not suffered any material failures or defects that have not been remedied as of the date of this Agreement. To the Company’s knowledge, there have been no material Security Breach of any of the IT Systems, including with respect to any Sensitive Data stored thereon.

(j)  To the Company’s knowledge, (i) the Company and each of the Company Subsidiaries are in material compliance with applicable Privacy Obligations, and (ii) as of the date of this Agreement, no claims are pending or threatened in writing against the Company or any Company Subsidiary alleging a violation of any person’s privacy rights or any Privacy Obligations.

(k)  The Company and each of the Company Subsidiaries have implemented and maintained a written information security program comprising appropriate administrative, physical, and technical safeguards (i) that are designed to protect against unauthorized access to or use of or loss of access to the Company and the Company Subsidiaries’ IT Systems and Sensitive Data, and (ii) consistent with the Company and the Company Subsidiaries’ Privacy Obligations. The Company and the Company Subsidiaries use commercially reasonable efforts to train all employees and agents of and consultants of the Company and the Company Subsidiaries who have access to or Process Personal Information of the Company and the Company Subsidiaries regarding compliance with the Company’s and the Company Subsidiaries’ applicable current written privacy and security policies.

(l)  All IT Systems owned by the Company or any Company Subsidiary are in good working condition except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the IT Systems and Software and hardware support arrangements.

(m)  No person has alleged or given written notice of any Security Breach to the Company or any Company Subsidiary. None of the Company or the Company Subsidiaries have notified, or to the Company’s knowledge been required by any Governmental Authority or Privacy Obligation to notify, any person of any Security Breach or compromise of Sensitive Data.

Section 5.14  Taxes.

(a)  All income and all other material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b)  All income and all other material Taxes owed by the Company or any Company Subsidiary or for which the Company or any Company Subsidiary may otherwise be liable (whether or not shown on any Tax Return) have been paid in full.

(c)  There is no claim against the Company or any Company Subsidiary for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of or with respect to the Company or any Company Subsidiary.

(d)  No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of income or other material Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to the Company or any Company Subsidiary.

(e)  Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction.

(f)  There are no Liens or encumbrances for material Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens described in clause (c) of the definition thereof.

(g)  Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(h)  Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group of which the Company was the common parent). Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(i)  Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b) or any similar provision of non-U.S. Tax Law.

(j)  The Company has made available to Parent true and complete copies of all material income Tax Returns filed by any Company Subsidiary for the 2019 and 2020 tax years.

(k)  Neither the Company nor any Company Subsidiary has within the last two (2) years distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l)  Each of the Company and Company Subsidiaries is, and has been since its formation, treated as set forth on Section 5.14(l) of the Company Disclosure Schedule for U.S. federal income tax purposes.

Section 5.15  Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated in any material way since January 1, 2019, nor is it in material violation of, any applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law and each of the Company and each Company Subsidiary is in compliance with such permits in all material respects; (e) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation of, or liability under, Environmental Laws, except in each case as would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

Section 5.16  Material Contracts.

(a)  Section 5.16(a) of the Company Disclosure Schedule lists the following types of contracts and agreements to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound (such contracts and agreements as are required to be set forth Section 5.16(a) of the Company Disclosure Schedule (excluding any Plan listed on Section 5.10(a) of the Company Disclosure Schedule) being the “Material Contracts”):

(i)  each contract and agreement with consideration paid to or payable by the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over any twelve (12)-month period (other than purchase orders, invoices or statements of work entered into in the ordinary course of business);

(ii)  each contract and agreement with Suppliers to the Company or any Company Subsidiary for expenditures payable by the Company or any Company Subsidiary requiring payment obligation of an amount equal to or greater than $250,000 over any twelve (12)-month period (other than purchase orders, invoices or statements of work entered into in the ordinary course of business);

(iii)  all contracts or agreements with a digital asset exchange or over-the-counter trading desk;

(iv)  all contracts or agreements relating to power or energy supply to any data centers operated or otherwise controlled by the Company or any Company Subsidiary (including any space in any third-party data centers leased by the Company or any Company Subsidiary);

(v)  all contracts or agreements with any employee, consultant, or other service provider of the Company or any of the Company Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(vi)  all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $500,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vii)  any collective bargaining (or similar) contract or agreement between the Company or any of the Company Subsidiaries, on one hand, and any Union, on the other hand;

(viii)  all partnership, joint venture or similar agreements;

(ix)  all contracts and agreements related to any material acquisitions or dispositions by the Company or any Company Subsidiary of any assets or business of any Person (whether by merger, sale of stock or assets or otherwise) in the past three (3) years;

(x)  all contracts and agreements that (i) limit, or purport to limit, the ability of the Company or any Company Subsidiary to enter into, engage or compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses, (ii) contain exclusivity or most favored nation terms or covenants, (iii) contain minimum supply or purchase terms or requirements, rights of first refusal, first offer or preemptive rights or similar terms;

(xi)  all contracts or agreements with any Governmental Authority;

(xii)  all contracts or agreements with any Company Holder or any Affiliate of any Company Holder;

(xiii)  all Leases; and

(xiv)  all contracts pursuant to which the Company or the Company Subsidiaries (i) are granted or obtain any right to use any Intellectual Property (other than licenses applicable to Open Source Software and standard form contracts granting rights to use Off-the-Shelf Software) or (ii) permit or agree to permit any person, to use, obtain, enforce, or register any Company-Owned IP, including any license agreements, coexistence agreements, and covenants not to sue, other than, in each case, (A) non-exclusive license grants of Intellectual Property in the ordinary course that are incidental and not material to the Transactions and (B) agreements entered into with employees and contractors in the ordinary course of business pursuant to which such employees or contractors solely and exclusively assign to the Company or any Company Subsidiary their entire right, title and interest in and to Intellectual Property created, conceived or developed on behalf of the Company or the Company Subsidiary.

(b)  (i) Each Material Contract is in full force and effect and a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and, except as would not be material to the Company and its subsidiaries, taken as a whole, (A) neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party, (B) to the Company’s knowledge, no other party is in breach or violation of, or default under, or any notice of termination of, any Material Contract and, (C) to the Company’s knowledge, the Company and the Company Subsidiaries have not received any written or oral notice of, claim, breach, termination, non-renewal, material change or default under any such Material Contract. The Company has made available to Parent true and complete copies of all Material Contracts.

Section 5.17  Insurance.

(a)  Section 5.17(a) of the Company Disclosure Schedule sets forth, with respect to each currently in-force material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), (i) the names of the insurer and the policyholder, (ii) the policy number, (iii) the policy period, coverage line and amount of coverage and (iv) the premium. Copies of the Insurance Policies, which, to the knowledge of the Company, are correct and complete, have been made available to Parent.

(b)  With respect to each Insurance Policy, except as would not be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) the Insurance Policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect; (ii) to the knowledge of the Company, neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the Insurance Policy; (iii) to the knowledge of the Company, no insurer has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) the limits of the Insurance Policy are sufficient to comply with Material Contracts; (v) all premiums due and payable have been timely paid in full; and (vi) no written notice of denial of claim, termination or cancellation has been received by the Company or any Company Subsidiary.

Section 5.18  Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting of the Company Board duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (b) approved and adopted this Agreement and the Transactions and declared their advisability and approved the Transactions, including the Merger, and (c) has recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Merger, by the Company Holders entitled to vote thereon.

Section 5.19  Certain Business Practices. Since January 1, 2019:

(a)  None of the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents (in their capacities as such), has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b)  None of the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective directors, officers or employees, independent contractors or agents: (i) is or has been a Sanctioned Person; (ii) has directly or knowingly indirectly transacted business with or for the benefit of any Sanctioned Person in violation of applicable Sanctions or otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c)  The operations of the Company and each Company Subsidiary is and has been conducted at all times in material compliance with applicable requirements of the Anti-Money Laundering Laws. No action, suit or proceeding involving the Company or any Company Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened by or before any Governmental Authority. To the extent required under applicable Anti-Money Laundering Laws, the Company and all Company Subsidiaries have maintained a system or systems of internal control reasonably designed to promote compliance with Anti-Money Laundering Laws.

(d)  Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, there are no and there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective officers, directors, employees (in their capacities as such) or agents of any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 5.20  Interested Party Transactions. Except as set forth in Section 5.20 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer, manager, stockholder (including the Company Holders) or other affiliate of the Company or any Company Subsidiary, or none of their respective parents, siblings, descendants, spouses or descendants of their spouses, has or has had, directly or indirectly: (a) a beneficial interest in any Material Contract, (b) any contractual or other arrangement with the Company or any Company Subsidiary and (c) any interest in any property, assets or right, tangible or intangible, which is used by the Company or any Company Subsidiary.

Section 5.21  Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 5.22 Brokers. Except as set forth on Section 5.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 5.23  Top Suppliers. Section 5.23 of the Company Disclosure Schedule sets forth an accurate and complete list of (i) to the extent applicable, the ten (10) largest Suppliers of the Company and the Company Subsidiaries (“Top Suppliers”) measured by annual payments by the Company and the Company Subsidiaries, on an aggregate basis, during the twelve (12) months ended on December 31, 2021. As of the date of this Agreement, none of the Top Suppliers has provided written notice, or to the Company’s knowledge, oral notice, to the Company or any of the Company Subsidiaries of its intention to terminate or materially and adversely alter its current agreements, programs or commitments with the Company or any of the Company Subsidiaries.

Section 5.24  Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or the Company Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at (a) the time the definitive Proxy Statement filed with the SEC, (b) the time the Proxy Statement is mailed to the stockholders of Parent, or, if amended, as of the date of such amendment, or (c) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.25  Commitments. As of the date of this Agreement, the Commitment Letters and Ancillary Agreement to the Stockholders Agreement are in full force and effect with respect to and binding on (a) W3BCLOUD Partners Limited or the Company, as applicable, and (b) to the knowledge of W3BCLOUD Partners Limited or the Company, as applicable, each investor party thereto, in accordance with their respective terms.

Section 5.26  Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedule), (a) the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of the Company Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company or any of the Company Subsidiaries as conducted after the Closing or with respect to the accuracy or completeness of any other information made available to Parent, its affiliates or any of their respective Representatives by or on behalf of the Company, and any such representations or warranties are expressly disclaimed, and (b) neither the Company nor any of its Affiliates or any of their respective Representatives shall be liable in respect of the accuracy or completeness of any information provided to Parent, its Affiliates or any of their respective Representatives. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes or has been authorized to make, any representation or warranty, whether express or implied, including with respect to any projections, forecasts, estimates or budgets made available to Parent, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article VI

REPRESENTATIONS AND WARRANTIES OF Parent AND MERGER SUB

Except as set forth in the Parent SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) and the Parent Disclosure Schedule (it being understood and agreed that information disclosed in any section of the Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Parent Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure) delivered by Parent in connection with this Agreement, Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 6.01 Corporate Organization.

(a) Each of Parent and Merger Sub is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted except where the failure to have such power, authority and governmental approvals would not individually or in the aggregate have a Parent Material Adverse Effect.

(b) Neither Parent (with the exception of Merger Sub) nor Merger Sub directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 6.02 Organizational Documents. Parent and Merger Sub have heretofore furnished to the Company complete and correct copies of the Parent Organizational Documents and the Merger Sub Organizational Documents. Such organizational documents are in full force and effect and neither Parent nor Merger Sub is in material violation of any provision thereunder.

Section 6.03 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 80,000,000 shares of Parent Class A Common Stock, (ii) 20,000,000 shares of Parent Class B Common Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Shares”). As of the date of this Agreement, (i) 34,500,000 shares of Parent Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 8,625,000 shares of Parent Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Parent Class A Common Stock or Parent Class B Common Stock are held in the treasury of Parent, (iv) 8,625,000 Parent Warrants are issued and outstanding, and (v) 6,000,000 private placement warrants to purchase one (1) share of Parent Class A Common Stock (“Private Placement Warrants”) are issued and outstanding. As of the date of this Agreement, there are no Parent Preferred Shares issued and outstanding. Each Parent Warrant is exercisable for one (1) share of Parent Class A Common Stock at an exercise price of $11.50, subject to the terms of such Parent Warrant and the Parent Warrant Agreement.

(b) All outstanding shares of Parent Class A Common Stock, Parent Class B Common Stock, Private Placement Warrants and Parent Warrants (i) have been duly authorized, validly issued and fully paid, are non-assessable, are not subject to preemptive rights and were issued in compliance in all material respects with applicable Laws and any contract to which Parent is a party governing the issuance of such securities; (ii) are free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Parent Organizational Documents; and (iii) are not subject to or in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Parent Organizational Documents or any contract to which Parent is a party or otherwise bound. All Exchange Private Placement Warrants shall be (A) duly authorized, validly issued and fully paid, are non-assessable, and not be subject to preemptive rights and be issued in compliance in all material respects with applicable Laws and any contract to which Parent is a party governing the issuance of such securities; (B) free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Parent Organizational Documents; and (C) not subject to or in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Parent Organizational Documents or any contract to which Parent is a party or otherwise bound.

(c) As of the date of this Agreement, except for this Agreement, and the Parent Warrants, Parent has not issued any options, warrants, calls, convertible securities or other rights, agreements, arrangements or commitments relating to the issued or unissued capital stock of Parent, or obligating Parent to issue or sell any shares of capital stock of, or other Equity Interests in, Parent. Parent is not a party to, or otherwise bound by, and Parent has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Letter Agreement, Parent is not a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of shares of Parent Class A Common Stock, Parent Class B Common Stock or any of the Equity Interests or other securities of Parent.

(d) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares, no par value, all of which are validly issued, fully paid, non-assessable and outstanding. All of the issued and outstanding capital stock of Merger Sub is owned by Parent.

(e) Except as contemplated by this Agreement, Merger Sub has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Merger Sub, or obligating Merger Sub to issue or sell any shares of capital stock of, or other Equity Interests in, Merger Sub. Merger Sub is not a party to, or otherwise bound by, and Merger Sub has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Merger Sub is not a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of Equity Interests of Merger Sub.

Section 6.04 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary organizational corporate and other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the satisfaction of the conditions agreed in this Agreement to consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation of the Transactions have been duly and validly authorized by all necessary action, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the applicable Transactions, the approval and adoption of this Agreement by the Required Parent Stockholder Approval at the Parent Stockholders’ Meeting). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization and execution by each other Party, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to the Remedies Exceptions. Each Ancillary Agreement to be executed by Parent and/or Merger Sub at or prior to the Closing will be, when executed and delivered by Parent and/or Merger Sub, duly and validly executed and delivered and, assuming due authorization and execution by each other Party thereto and the consummation of the Closing, will constitute a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to any applicable Remedies Exception.

Section 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement or any other Transaction Document (to which Parent is or will be a party) by each of Parent and Merger Sub does not, and subject to receipt of the filing and recordation of appropriate merger documents or other documents as required by the DGCL, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Parent Organizational Documents or the Merger Sub Organizational Documents, as applicable, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 6.04 and Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or give rise to a right of payment of any fee, penalty, benefit or other amount under, or result in the creation of a material Lien on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective property or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, (ii) approval of the stockholders of Parent, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.06 Compliance. Parent is not in conflict with, or in default, breach or violation of any Law applicable to it or by which any of its property or assets are bound or affected. Parent is in possession of all material permits necessary for Parent to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 6.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Parent has timely filed all prospectuses, registration statements, forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since formation, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC subsequent to the date of this Agreement through the Closing Date (collectively, the “Additional Parent SEC Reports”), pursuant to the Exchange Act or the Securities Act. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. As of their respective dates, (i) the Parent SEC Reports were, and the Additional Parent SEC Reports will be, in compliance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder and (ii) the Parent SEC Reports did not, at the time they were filed, or, if amended, as of the date of such amendment, and the Additional Parent SEC Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Parent SEC Report or Additional Parent SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Parent SEC Report or Additional Parent SEC Report. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports or Additional Parent SEC Reports (i) was or will be prepared in accordance with US GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC); (ii) complied or will comply, as applicable, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof; and (iii) fairly presents or will fairly present, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth in the Parent SEC Reports, Parent does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for liabilities and obligations arising in the ordinary course of business of Parent.

(d) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Stock Exchange.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Parent’s filing with the SEC and the other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Since February 17, 2021, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with US GAAP.

(f) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent, and Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Neither Parent (including any employee thereof) nor, to the knowledge of Parent, any of its independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent, or (iii) any claim or allegation regarding any of the foregoing.

(h) As of the date hereof, there are no outstanding comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.08 Business Activities; Absence of Certain Changes or Events.

(a) Since its formation, Parent has not conducted any business activities other than other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence,(ii) directed toward the accomplishment of a Business Combination (as defined in the Parent Organizational Documents) or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in the Parent Organizational Documents, there is no agreement, commitment or order binding upon Parent or to which Parent is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing other than such effects which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than (i) as contemplated by its organizational documents and this Agreement, and (ii) those that are administrative, ministerial or otherwise immaterial in nature. There is no agreement, commitment or order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Since its formation, except as expressly contemplated by this Agreement, (i) Parent has conducted its business in all material respects in the ordinary course of business, and (ii) there has not been a Parent Material Adverse Effect.

Section 6.09 Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any Governmental Authority. Neither Parent nor any of its properties or assets is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority.

Section 6.10 Material Contracts.

(a) The Parent SEC Reports include true, correct and complete copies of each “material contract” (as such term is defined in Item 601(b)(10) or Regulation S-K) to which Parent is a party (the “Parent Material Contracts”). (i) Each Parent Material Contract is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, and Parent is not in breach or violation of, or default under, any Parent Material Contract nor has any Parent Material Contract been canceled by the other party; (ii) to Parent’s knowledge, no other party is in breach or violation of, or default under, any Parent Material Contract; and (iii) Parent has not received any written, or to the knowledge of Parent, oral claim of default under any such Parent Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be material to Parent.

(b) No party to a Parent Material Contract has given written notice of or, to the knowledge of Parent, threatened (i) any potential exercise of termination rights with respect to any Parent Material Contract or (ii) any non-renewal or modification of any Parent Material Contract, in each case, except as would not be material to Parent.

Section 6.11 Board Approval; Vote Required.

(a) The Parent Board, by resolutions duly adopted by a unanimous vote of those voting at a meeting duly called and held, or by unanimous written consent, and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the stockholders of Parent approve and adopt this Agreement, the Merger and the other Transactions, and directed that this Agreement, the Merger and the other Transactions, as applicable, be submitted for consideration by the stockholders of Parent at the Parent Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of shares of Parent necessary to approve the Transactions is the affirmative vote of holders present (in person or by proxy) at the Parent Stockholders’ Meeting representing a majority of the then-outstanding Parent Shares of such holders present and voting.

(c) The board of directors of Merger Sub, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Merger and the other Transactions are in the best interests of Merger Sub and (ii) approved this Agreement, the Merger and the other Transactions.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the Transactions is the affirmative vote of the sole stockholder of Merger Sub.

Section 6.12 Brokers. Except as set forth on Section 6.12 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 6.13 Parent Trust Fund. As of the date of this Agreement, Parent has no less than $345,000,000 in the trust fund established by Parent for the benefit of Parent and its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 11, 2021, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (a) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (b) that would entitle any person (other than stockholders of Parent who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay any Taxes owed by Parent as a result of assets of Parent or interest or other income earned on the assets of Parent and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the Parent Organizational Documents. To the knowledge of Parent, as of the date of this Agreement, following the Closing, no stockholder of Parent is entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Parent, threatened in writing with respect to the Trust Account. Prior to consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Parent as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Parent due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (A) to stockholders of Parent who shall have exercised their Redemption Rights, (B) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (C) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its efforts to effect the Transactions.

Section 6.14 Employees.

(a) Other than any officers as described in the Parent SEC Reports, Parent has never had any employees and has never engaged or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee, contractor, officer or director. Parent has never maintained, sponsored or contributed to and does not currently maintain, sponsor or contribute, and is not reasonably expected to incur any material liability (contingent or otherwise) with respect to, to any Employee Benefit Plan.

(b) Merger Sub has no employees on its payroll, and has not retained any contractors, other than consultants and advisors in the ordinary course of business. Merger Sub has no unsatisfied material liability with respect to any officer or director. Merger Sub has never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

Section 6.15 Taxes

(a) All income and all other material Tax Returns required to be filed by or with respect to Parent have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b) All income and all other material Taxes owed by Parent for which Parent may otherwise be liable (whether or not shown on any Tax Return) have been paid in full.

(c) There is no claim against Parent for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of or with respect to Parent.

(d) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to Parent;

(e) Parent has not received written notice of any claim from a Taxing Authority in a jurisdiction in which Parent does not file Tax Returns stating that Parent is or may be subject to Tax in such jurisdiction.

(f)   There are no Liens or encumbrances for material Taxes upon any of the assets of Parent except for Permitted Liens.

(g) Parent is not a party to, is not bound by or does not have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(h) Parent has not been a member of an affiliated group filing a consolidated, combined or unitary Tax Return.

(i) Parent has not engaged in or entered into a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

(j) Parent has made available to the Company true, correct and complete copies of all material income Tax Returns filed by Parent.

(k) Parent has not taken or agreed to take any action not contemplated by this Agreement and/or any ancillary document that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment. To the knowledge of Parent, no facts or circumstances exist that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(l) Parent has not within the last two (2) years distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

Section 6.16 Registration and Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SLAC.U.” The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SLAC.” The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SLAC WS.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Parent Units, Parent Class A Common Stock, or Parent Warrants or terminate the listing of such securities of Parent on the New York Stock Exchange. Other than as contemplated by the Transactions, none of Parent or any of its affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Common Stock, or the Parent Warrants under the Exchange Act.

Section 6.17 Sponsor Letter Agreement. Parent has delivered to the Company a true, correct and complete copy of the Sponsor Letter Agreement. The Sponsor Letter Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. The Sponsor Letter Agreement is a legal, valid and binding obligation of Parent and neither the execution nor delivery by Parent nor the performance of its obligations thereunder violates any provision of, or results in the breach of or default under, or requires any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent of any material term or condition of the Sponsor Letter Agreement.

Section 6.18 Parent’s Investigation and Reliance. Parent is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Parent together with expert advisors, including legal counsel, that it has engaged for such purpose. Parent and its Representatives have been provided access to the Representatives, properties, offices, and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Parent is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, any Company Subsidiary or any of their respective Representatives or any other person, except as set forth in Article V (as modified by the Company Disclosure Schedule), Article VI, any Transaction Document or in any certificate delivered by the Company hereunder or pursuant to any other Transaction Document. Parent acknowledges that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Section 6.19 Exclusivity of Representations. Except as otherwise expressly provided in this Article VI (as modified by the Parent Disclosure Schedule), Parent and Merger Sub hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Parent, Merger Sub, their respective affiliates and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of its Representatives by, or on behalf of, Parent and Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or in any certificate delivered by Parent pursuant to this Agreement, Parent has not made any representation or warranty, whether express or implied, including with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company their respective affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article VII

CONDUCT OF BUSINESS PENDING THE CLOSING

Section 7.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 7.01(a) of the Company Disclosure Schedule or (3) required by applicable Law or other directive by a Governmental Authority (including the implementation of any COVID-19 Measures), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed); provided that, if Parent fails to respond to a request from the Company for consent required pursuant to this Section 7.01(a) within five (5) Business Days after receipt of such request, Parent’s approval shall be deemed granted: (i) the Company shall and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business; and (ii) the Company shall, and shall cause each Company Subsidiary to, use its reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries and to preserve the current material relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations (provided, however, that no action by the Company or any of the Company Subsidiaries, as applicable, with respect to matters specifically addressed by any provision of Section 7.01(b) shall be deemed a breach of the foregoing unless such action would constitute a breach of such provision of Section 7.01(b)).

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 7.01(b) of the Company Disclosure Schedule and (3) required by applicable Law or other directive by a Governmental Authority (including the implementation of any COVID-19 Measures), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed); provided that, if Parent fails to respond to a request from the Company for consent required pursuant to this Section 7.01(b) within five (5) Business Days after receipt of such request, Parent’s approval shall be deemed granted:

(i) make any change in or amendment to its constitution, certificate of incorporation or bylaws or equivalent organizational documents that would be adverse to Parent;

(ii) issue, sell, pledge, dispose of, grant or encumber, create a Lien upon or authorize the issuance, sale, pledge, disposition or grant of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests (including any phantom interest), of the Company or any Company Subsidiary other than (1) the issuance of up to 50,000 Equity Interests upon the exercise of any Company Subsidiary Option outstanding on the date of this Agreement in accordance with the terms of the Company Subsidiary Equity Plan and the underlying grant, award or similar agreement; (2) the issuance of shares of Company Class A Common Stock described in Section 2.01(d) in exchange for B Ordinary Shares; or (3) the issuance of Equity Interests or options, warrants, convertible securities or other rights of any kind to acquire Equity Interests of the Company and the conversion of such securities; or (B) any material assets of the Company or any Company Subsidiary;

(iii) form any subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity other than the acquisition of B Ordinary Shares described in Section 2.01(d);

(iv) except for transactions solely among the Company and the Company Subsidiaries, (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares (including a bonus issue), property or otherwise, with respect to any of its Equity Interests or (B) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(v) (A) acquire or authorize the acquisition of (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any assets or any corporation, partnership, other business organization or any division thereof; (B) incur any Company Debt or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, except for the Company Private Raise Convertible Notes or other debt or convertible securities of the Company, or (C) merge, consolidate, combine or amalgamate with any person;

(vi) except in the ordinary course of business consistent with past practice (measured by the applicable jurisdiction) or as otherwise required by any Plan set forth on Section 5.10(a) of the Company Disclosure Schedule as in effect on the date hereof or as required by applicable Law: (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer or employee of the Company or any Company Subsidiary; provided that the Company (or a Company Subsidiary, as applicable) may grant increases in compensation to current employees not to exceed (x) $250,000 for any individual employee and (y) $2,500,000 in the aggregate for all employees, (B) enter into any new, modify, terminate or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, (D) negotiate, enter into, amend, establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a Union or (E) waive or fail to enforce any restrictive covenant, or;

(vii) adopt, modify, amend, enter into, and/or terminate any material Plan or any material benefit or compensation plan, policy, program or agreement that would be a Plan if in effect as of the date of this Agreement, except as may be required by applicable Law, is necessary in order to consummate the Transactions, is deemed by the Company to be in the best interest of the Company or any Company Subsidiary, or for health and welfare plan renewals in the ordinary course of business;

(viii) materially amend, the accounting policies or procedures, other than as required by US GAAP, IFRS or Irish GAAP;

(ix) (A) amend any existing material Tax Return, (B) change any material method of Tax accounting, (C) except as otherwise expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, make (inconsistent with past practice), change or rescind any material election relating to Taxes or (D) settle or compromise any material U.S. federal, state or local or non-U.S. Tax audit, assessment, Tax Claim or other controversy relating to Taxes;

(x) enter into any contract or agreement which would have constituted a Material Contract had such contract or agreement been in effect on the date hereof or amend, modify or consent to the termination of any Material Contract or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, except (A) in the ordinary course of business, (B) any amendment with respect to the Company Al Masar Warrant or the Company Al Masar Note Instrument, (C) any amendment with respect to the Company AMD Convertible Notes pursuant to the Company AMD Note Amendment, (D) any amendment with respect to the Company Jupiter Convertible Note, (E) any Company Convertible Note Agreement and any ancillary contracts, agreements or documents in connection with the Company Private Raise Convertible Notes, or (F) any commitment letter with respect to any Transaction Financing or any other contracts, agreements or documents in connection with any financing of the Company, in each case, in form and substance reasonably satisfactory to Parent;

(xi) sell, pledge or encumber, or permit to lapse or to be abandoned, invalidated, dedicated to the public, disclaimed, or otherwise dispose of, any material item of Company-Owned IP, other than in the ordinary course of business and the release, publication or licensing of source code as open source software;

(xii) waive, release, assign, settle or compromise any Proceeding or Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $250,000 individually or $500,000 in the aggregate;

(xiii) create or incur any Lien material to the Company or any Company Subsidiary other than Permitted Liens or Liens incurred in the ordinary course of business;

(xiv)   make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any Company Subsidiaries) that exceed $1,000,000 in the aggregate at any time outstanding;

(xv)   make or authorize any unbudgeted capital expenditures, except for expenditures needed to maintain, repair or replace any tangible assets to continue to operate in the ordinary course of business;

(xvi)   take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of the Company or any Company Subsidiary;

(xvii) discontinue any line of business or any material portion thereof;

(xviii) enter into any contract or otherwise make a binding commitment to do any of the foregoing.

(c) Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent would be expected to violate applicable Law, and nothing contained in this Section 7.01 shall give to Parent, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. In addition, any action taken, or omitted to be taken, by the Company or any Company Subsidiary to the extent that the Company or any Company Subsidiary determines that such action or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries, taken as a whole, shall not be deemed to constitute a breach of this Section 7.01. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 7.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including in connection with entering into various Subscription Agreements and consummating the Private Placements, entering into any commitment letters or agreements with respect to any Transaction Financing and consummating any Transaction Financing, issuing the Jupiter Shares, and exchanging the Company Private Raise Convertible Notes, if any) and except as required by applicable Law or other directive by a Governmental Authority (including the implementation of any COVID-19 Measures), Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Parent shall be conducted in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements, entering into any commitment letters or agreements with respect to any Transaction Financing and consummating any Transaction Financing, issuing the Jupiter Shares, and exchanging the Company Private Raise Convertible Notes, if any) and as required by applicable Law or other directive by a Governmental Authority (including the implementation of any COVID-19 Measures), Parent shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed):

(a) amend or otherwise change the Parent Organizational Documents or form any new subsidiary of Parent;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Equity Interests, except for redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Parent, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Parent, except for the issuance of the Exchange Private Placement Warrants;

(e) acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business and in an aggregate amount not to exceed $100,000 or except a loan from Sponsor or an affiliate thereof or certain of Parent’s officers and directors to finance Parent’s transaction costs in connection with the Transactions in an aggregate amount not to exceed $1,500,000;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in US GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make (inconsistent with past practice), change or rescind any material election relating to Taxes, or (iv) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax Claim or other controversy relating to Taxes;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Parent;

(j) engage in any activities or business, other than activities or business (i) in connection with or incident or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Transaction Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(k) enter into any contract or arrangement with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(l) amend the Trust Agreement, the Parent Warrants or any other agreement related to the Trust Account;

(m) hire or engage any employee or consultant, or, except as expressly provided in this Agreement, adopt any Employee Benefit Plan; or

(n) enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Parent to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 7.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Parent prior to the Closing Date. Prior to the Closing Date, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 7.03 Claims Against Trust Account. the Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among the Company, on the one hand, and Parent, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby waives any Claim it may have, now or in the future (in each case, however, prior to the consummation of the Transactions) and agrees that it will not seek recourse against the Trust Fund for any reason whatsoever in respect of any Claim; provided, however, that the foregoing waiver will not limit or prohibit the Company from (a) pursuing a claim against Parent pursuant to this Agreement for specific performance or other equitable relief in connection with the Transactions or (b) pursuing any Claims that the Company may have against Parent’s assets or funds that are not held in the Trust Account. In the event that the Company commences any Action or Proceeding against or involving the Trust Fund in violation of the foregoing, Parent shall be entitled to recover from such Party the associated reasonable legal fees and costs in connection with any such Action, in the event Parent prevails in such Action.

Article VIII

ADDITIONAL AGREEMENTS

Section 8.01 Proxy Statement.

(a) As promptly as reasonably practicable following the execution and delivery of this Agreement, Parent and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by the Company), and Parent shall file with the SEC, a proxy statement relating to the Transactions (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of Parent relating to the Parent Stockholders’ Meeting, for the purpose of, among other things: (i) providing Parent’s stockholders with notice of the opportunity to redeem shares of Parent Class A Common Stock (the “Parent Stockholder Redemption”); and (ii) soliciting proxies from holders of Parent Class A Common Stock to vote at the Parent Stockholders’ Meeting in favor of the Parent Proposals. The Proxy Statement shall be in form and substance reasonably acceptable to the Company and Parent, and will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use its reasonable best efforts to: (A) cause the Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, delivery of the true and complete copies of the audited or reviewed consolidated balance sheet of W3BCLOUD Partners Limited and its subsidiaries as required thereunder, and the related audited and unaudited consolidated statements of operations, cash flows and changes in equityholders’ equity of W3BCLOUD Partners Limited and its subsidiaries for the applicable periods, each prepared in accordance with Regulation S-X and US GAAP and, with respect to any audited financials, audited in accordance with the auditing standards of the PCAOB and the associated audit reports and consents of the Company’s independent registered public accounting firm); and (B) promptly notify the others of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff. Each of Parent and the Company shall promptly furnish, or cause to be furnished to, the other with all information concerning such party and its subsidiaries, Representatives and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 8.01; provided, however, that neither Parent nor the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (y) such Party obtains the prior written consent of the applicable other Party to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (z) to the extent that use of such information is required (upon advice of counsel) to avoid violation of applicable Law.

(b) Prior to filing the Proxy Statement with the SEC, Parent will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Parent shall not file the Proxy Statement with the SEC without the Company’s final approval thereof, such approval not to be unreasonably withheld, conditioned or delayed. Parent will advise the Company promptly after it receives notice thereof, of: (i) the time when the Proxy Statement has been filed; (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (iv) the filing of any supplement or amendment to the Proxy Statement; (v) the issuance of any stop order by the SEC; (vi) any request by the SEC for amendment of the Proxy Statement; and (vii) requests by the SEC for additional information. Parent shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable.

(c) Parent represents that the information supplied by Parent or on behalf of Parent for inclusion in the Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Proxy Statement is filed with the SEC, (ii) each time at which the Proxy Statement is amended, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iv) the time of the Parent Stockholders’ Meeting and (v) the Closing. If, at any time prior to the Parent Stockholders’ Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly file an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent of such information, event or circumstance. All documents that Parent is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 8.02 Parent Stockholders’ Meeting; and Stockholders’ Approval. Parent, commencing upon the initial submission to the SEC of the preliminary Proxy Statement in accordance with Section 8.01(a), shall on a weekly basis run a broker search for a deemed record date of twenty (20) Business Days after the date of such search. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Parent, as promptly as practicable following the earlier to occur of: (a) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; and (b) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “SEC Clearance Date”). Promptly following the SEC Clearance Date, Parent shall: (i) take all action necessary under applicable Law and the Parent Organizational Documents to set a record date for, call, give notice of, convene and hold a meeting of the stockholders of Parent (the “Parent Stockholders’ Meeting”) to seek (A) adoption and approval of this Agreement and the Transactions in accordance with applicable Law, (B) approval and adoption of the Amended Parent Certificate of Incorporation, including approval of the change of Parent’s name to “W3BCLOUD, Inc.,” (C) approval of non-binding proposals to amend the Parent Organizational Documents that are required by federal securities Law to be separately approved, on an “unbundled” basis, to be effective from and after the Closing (it being understood, for the avoidance of doubt, that the separate approval of any non-binding proposal(s) shall not be required to satisfy the closing condition set forth in Section 9.01(a)), (D) adoption and approval of the Parent Equity Plans and (E) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the Transactions (and, to the extent required, the issuance of any shares of capital stock in connection with the Transaction Financing) or that either the SEC or the New York Stock Exchange (or their respective staff members thereof) deems necessary in its comments to the Proxy Statement or in correspondence related thereto (such proposals in clauses (A) through (E), together, the “Parent Proposals”), which Parent Stockholders’ Meeting shall be held as promptly as reasonably practicable following the SEC Clearance Date; and (ii) submit the Parent Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Parent Proposals from, such holders at the Parent Stockholders’ Meeting. The Parent Board shall, by unanimous approval, recommend to its stockholders that they approve the Parent Proposals (the “Parent Board Recommendation”) and shall include the Parent Board Recommendation in the Proxy Statement. Parent covenants that none of the Parent Board nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of the Parent Board to withdraw or modify, in a manner adverse to the Company, the Parent Board Recommendation or any other recommendation by the Parent Board of the Parent Proposals (any such action a “Change in Recommendation”).

Section 8.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other Party (and the other Party’s Representatives) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate any legally binding obligation to a third party with respect to confidentiality, non-disclosure or privacy, or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention, including by providing information subject to the attorney-client privilege under a joint defense or seeking a waiver of any applicable confidentiality restrictions).

(b) All information obtained by the Parties pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated September 25, 2021 (the “Confidentiality Agreement”), between Parent and the Company, as the same may be further amended or supplemented, the terms of which are incorporated herein by reference.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any Tax advisor as is reasonably necessary regarding the structure and tax treatment of the Transactions and may disclose to such advisor, as is reasonably necessary, the structure and tax treatment of the Transactions and all materials (including any tax analysis) that are provided relating to such structure or treatment, in each case, in accordance with the Confidentiality Agreement.

Section 8.04 Exclusivity.

(a) From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall cause the Company Subsidiaries and its and their respective Representatives not to, directly or indirectly, (A) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or encourage (including by way of furnishing non-public information) or respond to or facilitate any inquiries, offers or proposals (written or oral) by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any direct or indirect sale or purchase, in a single transaction or a series of related transactions, of any assets of the Company or any of the Company Subsidiaries or any shares, capital stock or other equity securities of the Company or any of the Company Subsidiaries, whether by way of merger, conversion, consolidation, purchase or issuance of equity securities, liquidation, dissolution, initial public offering, tender offer or other similar transaction involving the Company or any of the Company Subsidiaries (an “Alternative Transaction”), other than with the other Parties and their respective Representatives, (B) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, (C) enter into any contract or other arrangement or understanding regarding an Alternative Transaction, (D) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, (E) approve, endorse or recommend, or propose publicly to approve, endorse or recommend an Alternative Transaction, (F) prepare or take any steps in connection with a public offering of any Equity Interests of the Company or any of the Company Subsidiaries or (G) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Interests of the Company or any of the Company Subsidiaries; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 8.04(a). The Company shall, and shall cause the Company Subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If the Company or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than two (2) Business Days after the Company becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transactions that prohibits such Party from considering such inquiry or proposal and notify Parent of the receipt of an Alternative Transaction including a summary of the material terms and conditions of such Alternative Transaction, unless the Company is bound by a previously executed confidentiality agreement that prohibits such disclosure (in which case, the Company will use commercially reasonable efforts to seek a waiver of any applicable confidentiality restrictions). Without limiting the foregoing, Company agrees that any violation of the restrictions set forth in this Section 8.04(a) by it or any of the Company Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 8.04(a) by the Company.

(b) From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, (i) Parent shall not, and shall direct its Representatives acting on its behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage or submit an indication of interest for, any inquiries, proposals or offer to a person (including any financial investor or group of financial investors) concerning any direct or indirect sale or purchase, in a single transaction or a series of related transactions, of any assets of Parent or any capital stock or other equity securities of Parent, whether by way of merger, conversion, consolidation, purchase or issuance of equity securities or other similar transaction (“Parent Acquisition Proposal”), or (B) participate in any negotiations relating to a Parent Acquisition Proposal and (ii) Parent shall, and shall cause its Representatives to, (A) terminate immediately any negotiations with any Person relating to a Parent Acquisition Proposal and (B) promptly advise the Company in writing of any proposal regarding a Parent Acquisition Proposal that it has received (it being understood that Parent shall not be required to inform the Company of the identity of the person making such proposal or the material terms thereof).

Section 8.05 Pre-Closing Structuring. The Parties, may, upon mutual written agreement prior to the Effective Time, change the method or structure of effecting the Transactions, if and to the extent Parent and the Company both deem such change to be necessary, appropriate and desirable, and the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to effect any such change, including forming, or causing to be formed, new subsidiaries and executing and causing to be delivered to any other Party hereto such instruments and other documents as may be reasonably requested.

Section 8.06 Employee Benefits Matters.

(a) Prior to the filing of the definitive Proxy Statement, Parent shall adopt a customary omnibus equity incentive plan substantially in the form attached hereto as Exhibit I (the “Parent LTIP”), which Parent LTIP shall include an unallocated share reserve equal to (i) ten percent (10%) of the outstanding shares of Parent Class A Common Stock issued and outstanding on a fully diluted basis as of immediately following the Effective Time plus the number of shares of Parent Class A Common Stock needed to effectuate the transactions described in Section 3.06(d) and (ii) effective as of January 1 of each year following the Effective Time during the term of the Parent LTIP, an annual “evergreen” increase restoring the unallocated share reserve available for future issuance under the Parent LTIP to ten percent (10%) of the total number of shares of Parent Class A Common Stock issued and outstanding on a fully diluted basis as of December 31 of the prior year.

(b) Prior to the filing of the definitive Proxy Statement, Parent shall adopt a customary employee stock purchase plan substantially in the form attached hereto as Exhibit J (the “Parent ESPP,” and together with the Parent LTIP, the “Parent Equity Plans”), which Parent ESPP shall include an unallocated share reserve equal to (i) three percent (3%) of the outstanding shares of Parent Class A Common Stock issued and outstanding on a fully diluted basis as of immediately following the Effective Time and (ii) effective as of January 1 of each year following the Effective Time during the term of the Parent ESPP, an annual “evergreen” increase restoring the unallocated share reserve available for future issuances under the Parent ESPP to three percent (3%) of the total number of shares of Parent Class A Common Stock issued and outstanding on a fully diluted basis as of immediately following the Effective Time.

(c) The provisions of this Section 8.06 are solely for the benefit of the Parties, and nothing contained in this Agreement, express or implied, shall confer upon any employee or other service provider or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or service or continued employment or service for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Plan or shall require the Company, Parent, and each of their respective subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 8.07 Directors’ and Officers’ Indemnification.

(a) To the fullest extent permitted under applicable Law, the Parent Organizational Documents shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Organizational Documents and the Parent Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, members, managers, employees, fiduciaries or agents of the Company or Parent (each such individual, a “D&O Indemnified Person”), unless such modification shall be required by applicable Law.

(b) Parent agrees that with respect to the provisions of the Company Organizational Documents or in any other documents relating to indemnification, advancement or expense reimbursement, such provisions shall survive the Transactions, shall, subject to applicable Law, continue in full force and effect from and after the Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder for periods prior to the Effective Time of a D&O Indemnified Person, unless such modification shall be required by applicable Law. The Company agrees that with respect to the provisions of the constitution, articles, bylaws, limited liability company agreements or other equivalent documents of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall survive the Transactions, shall continue in full force and effect from and after the Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder for periods prior to the Effective Time of a D&O Indemnified Person, unless such modification shall be required by applicable Law.

(c) For a period of six (6) years from the Effective Time and until a final, non-appealable resolution of any such claims pending as of six (6) years from the Effective Time, Parent agrees that it shall indemnify and hold harmless each present and former director, officer, member, manager, employee, fiduciary and agent of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law or the Company Organizational Documents or in any other documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). To the maximum extent permitted by applicable Law, during such period, Parent shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company Organizational Documents or other applicable agreements as in effect immediately prior to the Effective Time.

(d) At or prior to the Closing Date, the Company shall obtain and maintain fully-paid non-cancellable directors’ and officers’ liability “tail” insurance for a term of six (6) years from the Effective Time (the “D&O Tail”) covering the persons insured under the Company’s directors’ and officers’ liability insurance in effect as of the Closing Date (such persons, “Insured Persons” and such insurance, the “Current Insurance”) from insurance carriers with the same or better A.M. Best financial strength rating as the insurance carriers of the Current Insurance and with terms and conditions (including with respect to limits, retentions and scope of coverage) at least as favorable as the Current Insurance, with respect to any actual or alleged error, misstatement, misleading statement, act, omission, circumstance, event, neglect, breach of duty or any matter claimed against an Insured Person by reason of him or her serving in such capacity, in each case, that actually or allegedly existed or occurred at or prior to the Closing Date. The Company shall, and Parent shall cause the Company to, maintain the D&O Tail in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder. Each Insured Person is an express and intended third-party beneficiary of the provisions of this Section 8.07(d) and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

(e) At or prior to the Closing Date, Parent may purchase “tail” insurance (a “Parent Tail”) with respect to Parent’s directors’ and officers’ liability insurance in effect as of the Closing Date covering those persons who are covered thereby. If Parent elects to purchase such Parent Tail, Parent shall maintain such Parent Tail in full force and effect for a period of no less than six (6) years after the Closing Date and continue to honor its obligations thereunder. Parent shall pay the cost of such Parent Tail at the Closing as a Parent Expense.

(f) Prior to or in connection with the Closing, Parent shall purchase, subject to the Company’s consent, “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of Parent. From and after the date of this Agreement, Parent and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 8.07(f), including but not limited to the terms, conditions and limits of such insurance and providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(g) If Parent or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any person, then in each such case, proper provisions shall be made so that the successors or assigns of Parent shall assume all of the obligations set forth in this Section 8.07.

(h) On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Parent with the post-Closing directors and officers of Parent, which indemnification agreements shall continue to be effective following the Closing.

Section 8.08 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any event that such Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail.

Section 8.09 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, aside from the requirements set forth in Section 8.11, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the others, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as necessary for the consummation of the Transactions and to fulfill the conditions thereto. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Following the execution of this Agreement and prior to the Closing, Parent shall enter into Subscription Agreements with any PIPE Investor mutually agreed to by Parent and the Company, the form and substance of such Subscription Agreement to be agreed to between Parent and the Company, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors shall agree, in connection with the transactions contemplated hereby and thereby, to subscribe for and accept the Private Placement Securities. If the Company shall, acting unreasonably, not consent to Parent entering into a Subscription Agreement with a potential PIPE Investor on terms previously agreed to between Parent and the Company, then the potential amount that would have been received in the PIPE Investment shall be considered Available Cash for purposes of Section 9.03(d); provided that if Parent withholds its consent with respect to an Excluded Investor, the potential amount that would have been received from such investor in the PIPE Investment shall not be considered Available Cash for purposes of Section 9.03(d). Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Parent shall not permit any amendment or modification to any economic term or other material covenant, agreement or condition to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any such provision or to any remedy under, or any replacements of, or any assignment or transfer of, any of the Subscription Agreements; provided that any modification, amendment or waiver that (x) is solely ministerial in nature or (y) would not increase conditionality or impose any new obligation on the Company or Parent, reduce the subscription amount under any Subscription Agreement or reduce or impair the rights of Parent under any Subscription Agreement, shall not require the prior written consent of the Company. Without limiting the foregoing, Parent shall use reasonable best efforts to (i) consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements; (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to them in the Subscription Agreements and otherwise comply with their obligations thereunder; (iii) in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at the time contemplated hereby; (iv) confer with each other regarding timing of the closing of the Private Placements; (v) deliver notices to counterparties to the Subscription Agreements at least five (5) Business Days prior to the Closing to cause them to fund their obligations at least two (2) Business Day prior to the closing of the Private Placements; and (vi) enforce their rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions whose satisfaction is controlled by the Parties or any of their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause each PIPE Investor to pay the subscription price set forth in its Subscription Agreement. Following the execution of this Agreement and prior to the Closing, Parent shall use commercially reasonable efforts to obtain Transaction Financing in order to cause the Minimum Cash Balance to be satisfied. If the Company’s prior written consent to an equity or equity-linked financing that would have otherwise constituted a “Transaction Financing” is unreasonably withheld, the amount of such financing shall be considered Available Cash for purposes of Section 9.03(d). The Company shall, and shall cause its Affiliates to, and shall direct its other Representatives to, reasonably cooperate with Parent in connection with Parent’s efforts to obtain a Transaction Financing. Without limiting the foregoing, if requested by Parent, the Company shall, and shall cause its Affiliates to, and shall direct its other Representatives to, reasonably cooperate with Parent in connection with discussion, negotiation and entry into the applicable definitive agreements in connection with any Transaction Financing (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Parent). With the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall issue additional Private Placement Securities or the securities to be issued in a Transaction Financing in exchange for the Company Private Raise Convertible Notes pursuant to the terms thereof.

(d) Without limiting the generality of the foregoing, Parent shall give the Company prompt (and, in any event within one (1) Business Day) written notice: (A) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to such party; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Parent does not expect to receive all or any portion of the proceeds from the Private Placement on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements.

(e) From the date of the announcement of this Agreement or the Transactions (pursuant to any applicable public communication made in compliance with Section 8.10), until the Closing Date, Parent shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the Private Placement and any Transaction Financing, including by (a) providing regular updates, if requested by the Company and (b) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided that each of Parent and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the Private Placement and such Transaction Financing unless otherwise mutually agreed by each of Parent and the Company in writing.

Section 8.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company prior to the execution of this Agreement, and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the applicable securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Parent shall consider such comments in good faith. The Company, on the one hand, and Parent, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any Party) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by the applicable securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing. Between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of Parent and the Company shall each use its reasonable best efforts to consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement or any of the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) except to the extent required by applicable Law or stock exchange rules, in which case the disclosing party shall, to the fullest extent permitted by applicable Law, first allow the other Party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith; provided that the foregoing shall not restrict or prohibit the Company from making any announcement to its employees, customers, suppliers and other business relations to the extent the Company reasonably determines in good faith that such announcement is necessary or advisable. Furthermore, nothing contained in this Section 8.10 shall prevent Parent or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their direct or indirect current or prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 8.10.

Section 8.11 Stock Exchange Listing. From the date hereof through the Effective Time, Parent shall ensure Parent remains listed as a public company on the New York Stock Exchange, and shall prepare and submit to the Stock Exchange a listing application in connection with the transactions contemplated by this Agreement, covering the shares of Parent Class A Common Stock to be issued in connection with the Transactions, and shall use reasonable best efforts to obtain approval for the listing of such shares of Parent Class A Common Stock on the Stock Exchange and the change of Parent’s trading ticker to a ticker to be determined by the Company, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately prior to the Effective Time, and the Company shall, and shall cause the Company Subsidiaries to, reasonably cooperate with Parent with respect to such listing and change.

Section 8.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than forty-five (45) days after the date of this Agreement, the Company and Parent each (if applicable) shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act; provided that Parent and the Company shall each be responsible for fifty percent (50%) of the HSR Act Filing Fee. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period (to the extent that early termination is available under the HSR Act at such time) provided for under the HSR Act. For the avoidance of doubt, Parent agrees to take (and cause its affiliates to take) as promptly as practicable any and all steps or actions and make any and all commitments that may be necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any Governmental Authority, in each case, with competent jurisdiction, so as to enable the Parties to consummate the Transactions as promptly as practicable following the date of this Agreement (and in any event, prior to the Outside Date such that the parties hereto have sufficient time to consummate the Closing in advance of the Outside Date), including committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale or disposition of such assets or businesses as are required to be divested, terminating, modifying, or assigning existing relationships, contracts, or obligations of Parent or any of its Affiliates and, from and after the Closing, the Company and the Company Subsidiaries, changing or modifying any course of conduct regarding future operations of Parent or any of its Affiliates and, from and after the Closing, the Company and the Company Subsidiaries, or entering into such other arrangements as are necessary or advisable, in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any order that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby as promptly as practicable.

(b) Parent and the Company each shall use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 8.12(b) may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of the Company, and (B) as necessary to comply with contractual arrangements.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 8.13 Trust Account. As of the Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in the Parent Certificate of Incorporation will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or otherwise, and no stockholder of Parent shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, Parent shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Parent (to be held as available cash for immediate use on the balance sheet of Parent, and to be used (a) to pay the Company’s and Parent’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.14 Tax Matters.

(a) Each of the Parties intends that the Transactions qualify for the Intended U.S. Tax Treatment. No Party has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) and will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this Agreement), or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment; provided that the foregoing will not require a material change to the conduct of the business of the Company between the date of this Agreement and the Closing Date.

(b) The Parties shall prepare and file all Tax Returns consistent with the foregoing provisions of this Section 8.14 and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required by applicable Law. The Parties hereto shall cooperate with each other and their respective counsel to document the Tax treatment of transactions contemplated by this Agreement consistently with the Intended U.S. Tax Treatment, and each Party shall use reasonable best efforts to notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the transactions contemplated by this Agreement may not qualify for the Intended U.S. Tax Treatment.

(c) FIRPTA Certificate. At or prior to the Closing, the Company shall deliver to Parent a duly executed certificate and notice in compliance with Treasury Regulation Section 1.1445-2(c) and 1.897-2(h), certifying that the Company is not, and has not been at any time during the five (5)-year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder. After the Closing, Parent shall cause the Company to mail the notice referred to above to the Internal Revenue Service within the time frame provided in Treasury Regulation Section 1.897-2(h)(2)(v).

Section 8.15 Stockholder Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any other Transaction Document, the Transactions or any matters relating thereto (collectively, the “Stockholder Litigation”) commenced against, in the case of Parent, Parent or any of its Representatives or, in the case of the Company, the Company, any Company Subsidiary or any of their respective Representatives. Parent and the Company shall each (i) keep the other reasonably informed regarding any Stockholder Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Stockholder Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Stockholder Litigation, (iii) consider in good faith the other’s advice with respect to any such Stockholder Litigation and (iv) reasonably cooperate with each other with respect to any Stockholder Litigation; provided, however, that in no event shall (x) Parent or any of its Representatives settle or compromise any Stockholder Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) or (y) the Company, any Company Subsidiary or any of their respective Representatives settle or compromise any Stockholder Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 8.16 Sponsor Letter Agreement. Parent shall enforce the terms and conditions of the Sponsor Letter Agreement, including the obligations of the parties thereto (a) to vote all of the shares of the capital stock of Parent that they hold to approve the Parent Proposals and (b) not to redeem such shares in connection with the consummation of the Transactions.

Section 8.17 Termination of Existing Registration Rights Agreement. Prior to the Closing, in connection with entry into the Registration Rights Agreement, Parent shall cause to be terminated all existing registration rights and similar agreements entered into between Parent and any other party (other than any investor party to the Subscription Agreements). No parties to any such terminated registration rights agreements shall have any further rights or obligations thereunder.

Section 8.18 Section 16. Prior to the Closing, the Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that any acquisitions or dispositions of shares of Parent Class A Common Stock or shares of Parent Class B Common Stock, as applicable, or any derivatives thereof (and any subsequent transactions related to such securities, including but not limited to, any acquisitions and dispositions related to the exercise, vesting, conversion, redemption, settlement or forfeiture thereof and any acquisitions related to dividend equivalent rights or the attainment of any performance criteria), resulting from the transactions contemplated by this Agreement or any other Transaction Document, by each person who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent and transactions in Parent securities (including any person who may be deemed to be a “director by deputization” for purposes of Section 16 of the Exchange Act), to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.19 Financial Statements.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall deliver, or cause to be delivered, to Parent audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss and stockholders’ deficit and cash flows of W3BCLOUD Partners Limited (or its successor) and its subsidiaries that are required to be included in the Proxy Statement (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the Audited Financial Statements, along with unaudited financial statements as of and for the applicable quarterly interim periods thereafter, the “Closing W3BCLOUD Partners Limited Financial Statements”). The Closing W3BCLOUD Partners Limited Financial Statements (A) will fairly present in all material respects the financial position of W3BCLOUD Partners Limited (or its successor) and its subsidiaries as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with US GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of W3BCLOUD Partners Limited’s (or its successor’s) auditor and (D) will comply in all respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement and any other filings to be made by Parent with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by Law or requested by the SEC.

Section 8.20 Company Stockholder Approval. As promptly as reasonably practicable (and in any event within two (2) Business Days) (the “Company Stockholder Written Consent Deadline”) following the SEC Clearance Date, the Company shall obtain and deliver to Parent a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) approving this Agreement, the other Transaction Documents (to which the Company is or will be a party), the Transactions (including the Merger) that is duly executed by all of the Company Holders required to approve and adopt such matters in accordance with the Law and the Company Organizational Documents (the “Company Stockholder Written Consent”). The Company, through its board of directors, shall recommend to the Company Holders the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

Section 8.21 Intellectual Property Assignments. Prior to the Closing Date, the Company shall cause each current employee and current executive of the Company or any of its subsidiaries, including the executives set forth on Section 8.21 of the Company Disclosure Schedule, to execute an agreement that (a) assigns to the Company such Person’s right, title and interest in and to any Intellectual Property created during the course of such Person’s employment or engagement by the Company or any of its subsidiaries which relates to the Company’s business or its actual or demonstrably anticipated research or development and (b) requires such Person to protect the Company’s confidential information and trade secrets, and shall deliver to Parent copies of all such executed agreements.

Section 8.22 Transfer of Domain Names. The Company shall deliver evidence that the domain names set forth on Section 8.22 of the Company Disclosure Schedule have been validly assigned and transferred to the Company and identify the Company as the registrant of such domain names.

Article IX

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Transactions are, subject to the satisfaction or waiver (where permissible and by the Party for whose benefit such condition exists) at or prior to the Closing, of the following conditions:

(a) Parent Stockholders’ Approval. The Parent Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Parent in accordance with the Proxy Statement, the DGCL, the Parent Organizational Documents and the rules and regulations of the New York Stock Exchange.

(b) Company Holders’ Approval. The Company Stockholder Written Consent shall have been obtained in accordance with Section 8.20.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(d) Antitrust Approval and Waiting Period. All required filings and/or notifications required: (i) under any application for authorization or regulatory process; and (ii) under the applicable Antitrust Laws shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the applicable Antitrust Laws shall have expired or been terminated (to the extent that early termination is available under the HSR Act at such time).

(e) Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) following the exercise by the holders of shares of Parent Class A Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares of Parent Class A Common Stock held by them into a pro rata share of the Trust Account in accordance with Parent Organizational Documents.

(f) Amendment to Certificate of Incorporation. The Amended Parent Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and the Amended Parent Bylaws shall have been adopted.

(g) Stock Exchange Listing. The shares of Parent Class A Common Stock to be issued in connection with the Transactions shall have been approved for listing on the Stock Exchange and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange, and Parent shall not have received any notice of non-compliance therewith.

Section 9.02 Conditions to the Obligations of Parent. The obligations of Parent to consummate the Transactions are subject to the satisfaction or waiver (where permissible and by the Party for whose benefit such condition exists) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.

(i) The (A) representations and warranties of the Company set forth in Section 5.03(a) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) (B) representations and warranties of the Company contained in Section 5.01(a), Section 5.01(b), Section 5.04 and Section 5.22 shall each be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (C) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, solely with respect to this subclause (C), where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied (or any non-performance or non-compliance shall have been cured) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. (i) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a) and Section 9.02(b).

(d) Ancillary Agreements. Parent shall have delivered, or caused to be delivered, the Ancillary Agreements duly executed by all such parties thereto (excluding Parent and Sponsor).

(e) Termination of Arrangements. The Company shall have delivered, or cause to be delivered, to Parent, evidence in form reasonably satisfactory to Parent of the termination of agreements set forth in Section 9.02(e) of the Company Disclosure Schedule.

Section 9.03 Conditions to the Company’s Obligations. The obligations of the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible and by the Party for whose benefit such condition exists) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in (i) Section 6.03(a) and Section 6.03(b) shall be true and correct in all respects, other than de minimis inaccuracies as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 6.01(a), Section 6.04 and Section 6.12 shall each be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (iii) the other provisions of Article VI shall be true and correct in all respects (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent shall have performed or complied (or any non-performance or non-compliance shall have been cured) in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Parent, certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

(d) Available Cash. Immediately prior to the Closing, (i) the total available cash in the Trust Account less (ii) anticipated payments required to satisfy the Parent Stockholder Redemption Amount, if any, and the payment of the Parent Expenses plus (iii) amounts funded pursuant to the Subscription Agreements, the Transaction Financing, and any private capital funded to the Company (including, but not limited to, in connection with the Company Private Raise Convertible Notes) (collectively, the “Available Cash”), shall be at least $150,000,000 (the “Minimum Cash Balance”).

(e) Ancillary Agreements. Parent shall have delivered, or caused to be delivered, the Ancillary Agreements duly executed by Parent and/or Sponsor (as applicable).

(f) Trust Account. Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 8.13, to be released to Parent at Closing.

(g) Resignations. Parent shall have delivered, or cause to be delivered, duly executed letters of resignation from each director and officer of Parent set forth in Section 9.03(g) of the Parent Disclosure Schedule.

Article X

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Transactions shall not have been consummated on or before the date that is twelve (12) months after the date of execution and delivery of this Agreement (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation shall have proximately caused the failure to consummate the Transactions on or prior to the Outside Date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) by either Parent or the Company if any of the Parent Proposals shall fail to receive the Required Parent Stockholder Approval at the Parent Stockholders’ Meeting;

(e) by either Parent or the Company if any Law or injunction enacted, issued, promulgated, enforced or entered by a relevant Governmental Authority shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Law or injunction shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(e) shall not be available to a Party whose breach of any provision of this Agreement shall have caused such injunction;

(f)   by Parent if any of the representations or warranties set forth in Article V shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company, set forth in this Agreement, such that the conditions set forth in Section 9.02(a) or 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that Parent is not then in breach of its representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 9.03(a) or Section 9.03(b) from being satisfied; provided, further, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 10.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (i) thirty (30) days after written notice of such breach is provided by Parent to the Company and (ii) the Outside Date;

(g) by the Company if any of the representations or warranties set forth in Article VI shall not be true and correct or if Parent has failed to perform any covenant or agreement on the part of Parent set forth in this Agreement such that the conditions set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied (“Terminating Parent Breach”); provided that the Company is not then in breach of its respective representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 9.02(a) or Section 9.02(b) from being satisfied; provided, further, that, if such Terminating Parent Breach is curable by Parent, the Company may not terminate this Agreement under this Section 10.01(g) for so long as Parent continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (i) thirty (30) days after written notice of such breach is provided by the Company to Parent and (ii) the Outside Date;

(h) by the Company if the Available Cash would be less than the Minimum Cash Balance; or

(i) by the Company prior to obtaining the Required Parent Stockholder Approval if the Parent Board (i) shall have made a Change in Recommendation or (ii) shall have failed to include the Parent Board Recommendation in the Proxy Statement distributed to the stockholders of Parent.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no Liability or obligation under this Agreement on the part of any Party hereto, except as set forth in Section 8.03(a), Section 8.03(b), this Section 10.02 or Article XI, and any corresponding definitions set forth in Article I (to the extent relating to the foregoing), which shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 10.01 shall not affect (i) any Liability on the part of any Party for any willful material breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any person’s Liability under any Subscription Agreement, any Confidentiality Agreement or any Transaction Support Agreement to which he, she or it is a party to the extent arising from a claim against such person by another person party to such agreement on the terms and subject to the conditions thereunder.

Section 10.03 Amendment. This Agreement may be amended in writing by the Parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

Section 10.04 Waiver. At any time prior to the Effective Time, (a) Parent may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Parent or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Parent or Merger Sub contained herein or in any document delivered by Parent or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of Parent or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Article XI

GENERAL PROVISIONS

Section 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be: (a) in writing; (b) sent by messenger, certified or registered mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 11.01:

if to Parent:

Social Leverage Acquisition Corp I

8390 W. Via De Ventura, Suite F110-207

Scottsdale, AZ 85258

Attention: Howard Lindzon

Email: Howard@lindzon.com

with a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention: Carl P. Marcellino
Email: carl.marcellino@ropesgray.com

if to the Company:

W3BCLOUD Holdings Inc.

1201 North Market Street, Suite 111
Wilmington, DE 19801
Attention: Legal Department
Email: legal@w3bcloud.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001

Attention:	Joseph A. Coco;
Blair T. Thetford
Email:	joseph.coco@skadden.com;
blair.thetford@skadden.com

Section 11.02 Nonsurvival of Representations, Warranties and Covenants. Other than the representations, warranties and covenants set forth in Section 8.06, Section 8.09 and Section 8.14, each of which shall survive following the Effective Time, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XI and any corresponding definitions set forth in Article I.

Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04 Entire Agreement; Successors and Assigns. This Agreement (including the Disclosure Schedules and the Exhibits, schedules, and annexes hereto and thereto) and the Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.04 shall be void ab initio.

Section 11.05 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Parties, any right or remedies under or by reason of this Agreement; except as provided in Section 8.06, Section 8.07 and rights of directors on the Parent Board. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties, and may represent an allocation of risk among the Parties associated with particular matters regardless of the knowledge of any of the Parties. Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.06 Disclosure Schedules. The Company Disclosure Schedule, the Parent Disclosure Schedule (collectively, the “Disclosure Schedules”) and the Exhibits and Schedules attached hereto and thereto shall be construed with, and as an integral part of, this Agreement. Each capitalized term used in any Exhibit, Schedule or Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The Disclosure Schedules have been arranged in numbered and lettered sections and subsections corresponding to the applicable numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the applicable Disclosure Schedule shall constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes reference and shall also be deemed to be constructively disclosed or set forth in any other section in such Disclosure Schedule relating to other sections of this Agreement to the extent a cross-reference is expressly made to such other section in such Disclosure Schedule or to the extent that the relevance of such item as an exception to, or as applicable, disclosure for the purposes of, another section of this Agreement is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to, or is disclosed for the purposes of, such other section of this Agreement. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed hereby. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect,” “Parent Material Adverse Effect” or other similar terms in this Agreement. The inclusion of any item in the Disclosure Schedules shall not constitute an admission by the Company or Parent, as applicable, that such item is or is not material. No disclosure in any Disclosure Schedule relating to any possible breach or violation of any contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The Disclosure Schedules and the information contained in the Disclosure Schedules are intended only to qualify or provide disclosure for the purposes of the applicable representations, warranties and covenants contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants.

Section 11.07 Governing Law; Consent to Jurisdiction.

(a) This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(b) With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the Transactions, each of the Parties: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a party in another jurisdiction by an independent third person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.01. Nothing in this Section 11.07, however, shall affect the right of any person to serve legal process in any other manner permitted by Law.

Section 11.08 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY TRANSACTION DOCUMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.08.

Section 11.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.10 Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 11.11 Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not the Transactions are consummated, including all fees of its legal counsel, financial advisers and accountant; provided, however, that if the Closing shall occur, Parent shall pay or cause to be paid, the Company Expenses and Parent Expenses in accordance with Section 3.09, but subject to the provisions of Section 8.14. For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this Section 11.11 shall be paid upon the consummation of the Merger and release of proceeds from the Trust Account, subject to the provisions of this Agreement.

Section 11.12 Specific Performance.

(a) The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (which, for the avoidance of doubt, includes the Parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at Law or in equity and (ii) the right to specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other Party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Any Party seeking: (A) an injunction or injunctions to prevent breaches of this Agreement; (B) to enforce specifically the terms and provisions of this Agreement; and/or (C) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any Party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.

Section 11.13 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 11.13. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 11.13. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

Section 11.14 Legal Representation; Conflicts Waiver.

(a) The Company, on behalf of itself and its directors, members, partners, officers, employees and Affiliates, and its and their respective successors and assigns (all such parties, the “Company Waiving Parties”), hereby irrevocably acknowledge and agree that all communications, written or oral, between or among Parent, Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates and its counsel, including Ropes & Gray LLP (or any successor) and Arthur Cox LLP (or any successor), made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Transaction Document or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company and the Company Subsidiaries notwithstanding this Agreement and the Transactions, and instead survive, are assigned to, remain with and are controlled by Sponsor (the “Parent Privileged Communications”), without any waiver thereof. The Company, on behalf of itself and the Company Waiving Parties, hereby further agree (i) that no person may use or rely on any of the Parent Privileged Communications, whether located in the records or email server of Parent or otherwise (including in the knowledge of the officers and employees), in any dispute or Proceedings against or involving any of the Parties after the Closing, (ii) not to assert that any privilege has been waived as to the Parent Privileged Communications, whether located in the records or email server of Parent or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Parent Privileged Communications.

(b) Parent, on behalf of its itself, Sponsor, Merger Sub and its and their respective directors, stockholders, partners, officers, employees and Affiliates, and its and their respective successors and assigns (all such parties, the “Parent Waiving Parties”), hereby irrevocably acknowledge and agree that all communications, written or oral, between or among the Companies or any of their respective directors, members, partners, officers, employees or Affiliates and their counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (or any successor) and William Fry LLP (or any successor), made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Transaction Document or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to Parent notwithstanding this Agreement and the Transactions, and instead survive, are assigned to, remain with and are controlled by the applicable equityholders of the Company (the “Company Privileged Communications”), without any waiver thereof. Parent, on behalf of itself and the Parent Waiving Parties, hereby further agrees (i) that no person may use or rely on any of the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees), in any dispute or Proceedings against or involving any of the Parties after the Closing, (ii) not to assert that any privilege has been waived as to the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Company Privileged Communications.

(c) The Company, on behalf of itself and the Company Waiving Parties, hereby acknowledges that Ropes & Gray LLP and Arthur Cox LLP have acted as counsel for Parent and Sponsor (the “Parent Parties”) in connection with the negotiations, preparation, execution and delivery of this Agreement, and the consummation of the Transactions (the “Parent Engagement”) and not as counsel for any other person, including the Company or any of its Affiliates. Only the Parent Parties shall be considered clients of Ropes & Gray LLP and Arthur Cox LLP in the Parent Engagement. Each Party agrees that Ropes & Gray LLP and Arthur Cox LLP shall be permitted, without the need for any future waiver or consent, to represent any of the Parent Parties or any person entitled to indemnification by Parent hereunder from and after the Closing in connection with any matters, including the Parent Engagement, contemplated by this Agreement, the Transaction Documents and any other agreements referenced herein or therein or any disagreement or dispute relating thereto, and may in connection therewith represent the agents or Affiliates of the Parent Parties or any persons entitled to indemnification by Parent hereunder in any of the foregoing cases, including in any dispute, litigation or other adversary proceeding against, with or involving the Company, any Company Subsidiary or any of their agents or Affiliates. The Company shall not, and shall cause the Company Subsidiaries and its Affiliates not to, seek or have Ropes & Gray LLP or Arthur Cox LLP disqualified from any such representation based upon the prior representation of the Parent Parties thereby. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of the Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 11.14(c) shall not be deemed exclusive of any other rights to which Ropes & Gray LLP or Arthur Cox LLP is entitled whether pursuant to law, contract or otherwise.

(d) Parent, on behalf of itself and the Parent Waiving Parties, hereby acknowledges that Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates and William Fry LLP have acted as counsel for the Company, the Company Subsidiaries and their respective equityholders (the “Company Parties”) in connection with the negotiations, preparation, execution, and delivery of this Agreement and the consummation of the Transactions (the “Company Engagement”) and not as counsel for any other person, including Parent, Sponsor, Merger Sub or any of their Affiliates (including the Surviving Corporation). Only the Company Parties shall be considered clients of Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates and William Fry LLP in the Company Engagement. Each Party agrees that Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates and William Fry LLP shall be permitted, without the need for any future waiver or consent, to represent any of the Company Parties or any person entitled to indemnification by the Company hereunder from and after the Closing in connection with any matters, including the Company Engagement, contemplated by this Agreement, the Transaction Documents and any other agreements referenced herein or therein or any disagreement or dispute relating thereto, and may in connection therewith represent the agents or Affiliates of the Company Parties or any persons entitled to indemnification by the Company hereunder in any of the foregoing cases, including in any dispute, litigation or other adversary proceeding against, with or involving Parent, Sponsor, Merger Sub or the Surviving Corporation or any of their agents or Affiliates. Parent shall not, and shall cause the Surviving Corporation and its Affiliates not to, seek or have Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates or William Fry LLP disqualified from any such representation based upon the prior representation of the Company Parties thereby. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of the Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 11.14(d) shall not be deemed exclusive of any other rights to which Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates or William Fry LLP is entitled whether pursuant to law, contract or otherwise.

Section 11.15 Release.

(a) Company Release. The Company, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the equityholders of the Company, the Company Subsidiaries and their respective predecessors, successors, subsidiaries and Affiliates, and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case, from any and all liabilities and obligations of any kind or nature whatsoever that such person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case, whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the equityholders of the Company or the Company Subsidiaries, any person’s service as a director of the Companies and any acts or omissions of any person on behalf of the Companies.

(b) Parent Release. Parent, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the holders of Parent Shares, including Sponsor, and their respective predecessors, successors, subsidiaries and Affiliates, and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case, from any and all liabilities and obligations of any kind or nature whatsoever that such person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case, whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the holders of Parent Shares, any person’s service as a director or officer of Parent and any acts or omissions of any person on behalf of Parent.

[Signature Page Follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SOCIAL LEVERAGE ACQUISITION CORP I

By	/s/ Paul Grinberg
	Name:	Paul Grinberg
	Title:	Executive Chairman

SLAC MERGER SUB, INC.

By	/s/ Paul Grinberg
	Name:	Paul Grinberg
	Title:	President

W3BCLOUD HOLDINGS INC.

By	/s/ Sami Issa
	Name:	Sami Issa
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

Form of Registration Rights Agreement

(See attached.)

EXHIBIT B

Form of Voting Agreement

(See attached.)

EXHIBIT C

Allocation Schedule

(See attached.)

EXHIBIT D

Form of Amended Parent Certificate of Incorporation

(See attached.)

EXHIBIT E

Form of Amended Parent Bylaws

(See attached.)

EXHIBIT F

Directors

1.	Sami Issa

2.	Wael Aburida

3.	Joseph Lubin

4.	Paul Grinberg

EXHIBIT G

Additional Parent Warrant Agreement

(See attached.)

EXHIBIT H

Illustrative Calculation of the Capitalization of Parent

(See attached.)

EXHIBIT I

Form of Parent LTIP

(See attached.)

EXHIBIT J

Form of Parent ESPP

(See attached.)

SCHEDULE A

Supporting Equityholders

1.	Halo Holdings Limited

2.	ConsenSys AG

3.	Advanced Micro Devices, Inc.

4.	W3BCLOUD Nominees Limited

SCHEDULE B

Company Knowledge Persons

1.	Sami Issa

2.	Wael Aburida

3.	Balazs Toth

SCHEDULE C

Parent Knowledge Persons

1.	Paul Grinberg – Executive Chairman

2.	Doug Horlick – Chief Operating Officer